                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT


                                    BETWEEN

                      THE DYSON-KISSNER-MORAN CORPORATION

                                      AND

                            WILMAR INDUSTRIES, INC.

                               TABLE OF CONTENTS

                                                                        Page No.
1.   The Acquisition...................................................       1
          1.1  Purchase and Sale.......................................       1
          1.2  The Purchase Price......................................       1
          1.3  Post Closing Adjustment to Base Purchase Price..........       2
          1.4  Intercompany Account Obligations; Cash..................       3

2.   The Closing.......................................................       3
          2.1  Place and Time..........................................       3
          2.2  Deliveries by Seller....................................       4
          2.3  Deliveries by Buyer.....................................       4

3.   Conditions to Buyer's Obligations.................................       4
          3.1  No Injunction...........................................       4
          3.2  Representations, Warranties and Agreements..............       4
          3.3  Legal Opinion...........................................       5
          3.4  Regulatory Approvals....................................       5
          3.5  Consents of Third Parties...............................       5
          3.6  Resignations of Director and Officers...................       5
          3.7  Sales People............................................       5
          3.8  Removal as Borrower.....................................       5
          3.9  Termination of Management Agreements and
                Phantom Stock Plan.....................................       5

4.   Conditions to Seller's Obligations................................       5
          4.1  No Injunction...........................................       5
          4.2  Representations, Warranties and Agreements..............       6
          4.3  Legal Opinion...........................................       6
          4.4  Regulatory Approvals....................................       6
          4.5  Releases................................................       6
          4.6  Substitute Letters of Credit and Performance
                and Bid Bonds..........................................       6

5.   Representations and Warranties of Seller..........................       6
          5.1  Organization of the Company; Authorization..............       6
          5.2  No Conflict as to the Company...........................       7
          5.3  Ownership of Shares.....................................       7
          5.4  No Subsidiaries.........................................       8
          5.5  Consents and Approvals of Governmental Bodies...........       8
          5.6  Other Consents..........................................       8
          5.7  Financial Statements....................................       8
          5.8  Title to Properties.....................................       9

          5.9   Real Property..............................................   9
          5.10  No Condemnation or Expropriation...........................  11
          5.11  Litigation.................................................  11
          5.12  Absence of Certain Changes.................................  12
          5.13  No Material Adverse Changes................................  13
          5.14  Intellectual Property......................................  13
          5.15  Commitments................................................  14
          5.16  Employee Matters...........................................  16
          5.17  Tax and Other Returns and Reports..........................  20
          5.18  Compliance with Law........................................  21
          5.19  Environmental Matters......................................  21
          5.20  Borrowing and Guarantees...................................  22
          5.21  Inventory..................................................  22
          5.22  Accounts Receivable........................................  22
          5.23  Accounts Payable...........................................  22
          5.24  Relations with Customers, Distributors and Suppliers.......  23
          5.25  Transactions with Affiliates...............................  23
          5.26  Books of Account...........................................  23
          5.27  Minute Books...............................................  23
          5.28  Warranty Claims............................................  23
          5.29  Insurance..................................................  23
          5.30  Warranties.................................................  24
          5.31  Full Disclosure............................................  24

6.   Representations and Warranties of Buyer...............................  25
          6.1   Organization of Buyer; Authorization.......................  25
          6.2   Conflict as to Buyer.......................................  25
          6.3   Consents and Approvals of Governmental Bodies..............  25
          6.4   Other Consents.............................................  25

7.   Certain Agreements....................................................  25
          7.1   Access.....................................................  25
          7.2   Filings; Other Regulatory Matters..........................  26
          7.3   Tax Matters................................................  26
          7.4   Action by the Parties......................................  30
          7.5   Exclusivity................................................  30
          7.6   Restrictive Covenants......................................  31
          7.7   Maintenance of Salespeople.................................  32
          7.8   Labor Relations............................................  32
          7.9   Access to Information......................................  32
          7.10  Insurance Matters..........................................  34
          7.11  Certain Agreements.........................................  36
          7.12  Checking Accounts..........................................  36

          7.13  Covered Matters...........................................  36
          7.14  Assignment of Claims......................................  38
          7.15  Accounts Receivable.......................................  38
          7.16  Automobile Leases.........................................  39

8.   Conduct of the Company's Business Prior to the Closing...............  39
          8.1   Operation in Ordinary Course..............................  39
          8.2   Business Organization.....................................  39
          8.3   Corporate Organization....................................  39
          8.4   Other Restrictions........................................  40
          8.5   Real Property Rights Clarification........................  41

9.   Indemnification......................................................  41
          9.1   Indemnification by Seller.................................  41
          9.2   Indemnification by Buyer..................................  42
          9.3   Certain Limits On and Provisions Relating
                to Indemnification........................................  43
          9.4   Procedure for Claims......................................  43
          9.5   Claims Period.............................................  43
          9.6   Third Party Claims........................................  44
          9.7   Effect of Investigation or Knowledge......................  45
          9.8   Losses Net................................................  46
          9.9   Sole and Exclusive Remedy.................................  46

10.  Termination..........................................................  46
          10.1  Termination...............................................  46
          10.2  Effect on Obligations.....................................  47
          10.3  Return of Documentation...................................  47
          10.4  Sole and Exclusive Remedy.................................  47

11.  Notices..............................................................  48

12.  Brokers and Finders..................................................  49
          12.1  Seller's Obligations......................................  49
          12.2  Buyer's Obligations.......................................  49

13.  Miscellaneous........................................................  49
          13.1  Expenses..................................................  49
          13.2  Captions; Section References..............................  49
          13.3  Modification and Waiver...................................  49
          13.4  Exclusive Agreement; Amendment............................  49
          13.5  Governing Law.............................................  50
          13.6  Binding Effect............................................  50
          13.7  Public Announcements......................................  50

          13.8   Counterparts............................................   50
          13.9   Specific Performance and Injunctive Relief..............   50
          13.10  Waiver of Conflict of Interest Claim....................   50

     This STOCK PURCHASE AGREEMENT (the "Agreement") is dated as of November 15, 1999 by and between The Dyson-Kissner-Moran Corporation, a Delaware corporation (the "Seller") and Wilmar Industries, Inc., a New Jersey corporation (the "Buyer"). Certain capitalized terms used herein are defined parenthetically in this Agreement. Capitalized terms used but not defined parenthetically herein are defined in Annex A hereto. The meanings assigned to such terms shall be applicable to each use of such terms throughout this Agreement.

                                 INTRODUCTION

     Seller owns all of the outstanding equity securities of J.A. Sexauer, Inc., a Delaware corporation ("Sexauer") and Trayco of S.C., Inc., a Delaware corporation ("Trayco"), consisting of 1,000 shares of common stock, par value $1.00 per share of Sexauer (the "Sexauer Shares") and 1,000 shares of common stock, par value $1.00 per share of Trayco (the "Trayco Shares"). The parties desire to provide for Seller's sale of the Sexauer Shares and the Trayco Shares to Buyer and Buyer's purchase of the Sexauer Shares and Trayco Shares from Seller on the terms and conditions of this Agreement.

     The term "Company" is used in this Agreement to mean Sexauer, Trayco and each of their respective subsidiaries collectively and the term "Shares" is used in this Agreement to mean the Sexauer Shares and the Trayco Shares collectively.

     In consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   AGREEMENT

10   The Acquisition.
     ---------------

     1.1  Purchase and Sale.  Subject to the terms and conditions of this
          -----------------
Agreement, at the Closing to be held as provided in Section 2.1 hereof, Seller shall sell the Shares to Buyer, and Buyer shall purchase the Shares from Seller, free and clear of any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including without limitation, any restriction on the voting, transfer, receipt of income or other exercise of any attributes of ownership, other than a restriction on transfer attributable solely to Federal or state securities laws (each, an "Encumbrance" and collectively, "Encumbrances").

     1.2  The Purchase Price.  The aggregate purchase price for the Shares (the
          ------------------
"Base Purchase Price") shall be $85,000,000, subject to an adjustment as provided in Section 1.3. At the Closing, Buyer shall pay and deliver the Base Purchase Price to Seller in immediately available funds.

     1.3  Post Closing Adjustment to Base Purchase Price.
          ----------------------------------------------

          (a) Within sixty (60) days after the Closing Date, Buyer and Deloitte & Touche, LLP ("Buyer's Accountant") shall prepare (with such assistance from Seller as Buyer reasonably requires) and deliver to Seller a combined balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet") and a calculation, in reasonable detail, of the Closing Date Net Working Capital based on the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with the Company's accounting principles reflected in the Interim Balance Sheet (to the extent such are consistent with GAAP), except as otherwise described on Schedule 1.3, and otherwise in accordance with Schedule 1.3. During the foregoing 60-day period and during the Dispute Period (as defined in subsection (c) below), Buyer and the Company shall, at the request of Seller, on reasonably prior notice and during normal business hours, afford Seller and its accountants access to Buyer's Accountants and their work papers with respect to the Closing Balance Sheet and access to the Company's financial personnel and its books and records, and shall otherwise reasonably cooperate with Seller in connection with its evaluation and review of the Closing Balance Sheet and the Closing Date Net Working Capital.

          (b) For purposes hereof, the term "Closing Date Net Working Capital" shall be defined in Schedule 1.3. Any dispute as to the amount and calculation of the Closing Date Net Working Capital shall be resolved pursuant to the procedures set forth in Sections 1.3(c) and (d).

          (c) Seller shall have sixty (60) days after receipt of the Closing Balance Sheet (the "Dispute Period") to dispute any of the elements of or amounts reflected on the Closing Balance Sheet or the calculation of the Closing Date Net Working Capital (the "Disputed Matters"). If Seller does not give written notice of a Disputed Matter within the Dispute Period to Buyer (a "Dispute Notice"), the Closing Balance Sheet and the calculation of the Closing Date Net Working Capital shall be deemed to have been accepted and agreed to by Seller in the form in which it was delivered by Buyer, and shall be final and binding upon the parties hereto. If Seller has a Disputed Matter, Seller shall give Buyer a Dispute Notice within the Dispute Period, setting forth in reasonable detail the elements and amounts with which it disagrees. Within thirty (30) days after delivery of such Dispute Notice, the parties hereto shall attempt to resolve such Disputed Matter and agree in writing upon the final Closing Balance Sheet and the calculation of the Closing Date Net Working Capital.

          (d) If Buyer and Seller are unable to resolve any Disputed Matters within the thirty (30) day period after Buyer's receipt of a Dispute Notice, the Disputed Matter shall be submitted to arbitration in accordance with this
Section 1.3, unless the parties agree in writing to extend such thirty (30) day period in an attempt to negotiate a settlement of such Disputed Matters. The arbitrator (the "Arbitrator") shall be experienced with distribution businesses and a partner at any one of the Big Five Accounting Firms other than Deloitte & Touche or Arthur Andersen, mutually agreed to by Seller and Buyer. If Seller and Buyer fail to agree upon the selection of the Arbitrator or any such Arbitrator selected by them shall not have agreed to perform the services called for hereunder, the Arbitrator shall thereupon be selected in accordance with the rules of the American Arbitration Association, with preference being given to any partner of a national accounting firm who may be willing to perform such services other than any such firm which is then employed by Seller, the Company or Buyer or any Affiliate thereof. The Arbitrator shall consider only the Disputed Matters, and the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect. The Arbitrator shall act promptly to resolve all Disputed Matters and its decision with respect to all Disputed Matters shall be set forth in writing and shall be final and binding upon the parties hereto and shall not be appealable to any court, and judgment may be entered on the record. The costs and expenses of the Arbitrator shall be shared equally by Seller and Buyer.

          (e) If the Closing Date Net Working Capital as finally determined is less than $15,375,000, Seller shall, within ten (10) days after such final determination, pay the difference to Buyer in cash, with interest at the rate of eight percent (8%) per annum from the Closing Date to the date such difference is paid. If the Closing Date Net Working Capital is more than $15,375,000, Buyer shall within ten (10) days after such final determination, pay the difference to Seller in cash, with interest at the rate of eight percent (8%) per annum from the Closing Date to the date such difference is paid. The Base Purchase Price as adjusted pursuant to this subsection (e) shall be the purchase price for the Shares (the "Purchase Price").

     1.4  Intercompany Account Obligations; Cash.
          --------------------------------------

          (a) As of the Effective Time, all then outstanding intercompany obligations of any Group Member to Seller or any of its Affiliates (other than any Group Member) shall be canceled or otherwise eliminated, as determined by Seller, and all then outstanding intercompany obligations of Seller or any of its Affiliates (other than any Group Member) to any Group Member shall be canceled or otherwise eliminated, and in all cases neither Seller, any of its Affiliates nor any Group Member shall have any further liability or obligation in respect of any such intercompany obligation; provided that nothing in this
Section 1.4 shall affect any and all of the covenants, agreements, obligations and other provisions of and applicable to Seller, Buyer or any Group Member set forth in this Agreement, including, without limitation, Section 7 hereof.

          (b) Buyer agrees that on and prior to the Closing Date, Seller shall be entitled to receive from the Group Members by way of dividends, advances, repayment of indebtedness or otherwise all cash and cash equivalents owned or held by or for the benefit of each Group Member prior to and as of the Effective Time, all of which is and shall be the sole property of Seller.

2.   The Closing.
     -----------

     2.1  Place and Time.  The closing of the sale and purchase of the Shares
          --------------
(the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103-2921 at 10:00 a.m. (Eastern daylight time) on November 30, 1999, or as soon as practicable thereafter (the "Closing Date") or at such other place, date and time as the parties may agree in writing, subject to the following:

          (a) If any of the conditions set forth in Section 3 hereof have not been satisfied on the date on which the Closing would otherwise occur, Buyer may, from time to time, by notice to Seller, defer the Closing to 10:00 a.m. on a business day specified in that notice, but not later than December 31, 1999.

          (b) If any of the conditions set forth in Section 4 hereof have not been satisfied on the date on which the Closing would otherwise occur, Seller may, from time to time, by notice to Buyer, defer the closing to 10:00 a.m. on a business day specified in that notice, but not later than December 31, 1999.

     2.2  Deliveries by Seller. At the Closing, Seller shall deliver the
          --------------------
following to Buyer:

          (a) certificates representing the Shares, duly endorsed for transfer to Buyer or with separate stock transfer powers attached thereto and signed in blank;

          (b)  the documents contemplated by Section 3 hereof; and

          (c) all other documents, instruments and writings required by this Agreement to be delivered by Seller at the Closing.

     2.3  Deliveries by Buyer.  At the Closing, Buyer shall deliver the
          -------------------
following to Seller:

          (a) wire transfers in immediately available funds to an account designated by Seller in an amount equal to the Base Purchase Price;

          (b)  the documents contemplated by Section 4 hereof; and

          (c) all other documents, instruments and writings required by this Agreement to be delivered by Buyer at the Closing.

3.   Conditions to Buyer's Obligations.  The obligations of Buyer to effect the
     ---------------------------------
Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Buyer:

     3.1  No Injunction.  There shall not be in effect any injunction, order or
          -------------
decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that restricts Buyer's acquisition of the Shares or that will require any divestiture as a result of Buyer's acquisition of the Shares or that will require all or any part of the business of the Company to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on Buyer if this Agreement is consummated shall be pending.

     3.2  Representations, Warranties and Agreements.  (a)  The representations
          ------------------------------------------
and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (except that representations and warranties that are qualified by their terms as to materiality shall be true in all respects) as of the date of this Agreement and as of the Closing Date with the same effect as though made at such time (except where such representation and warranty speaks as of a specific date), (b) Seller and Company shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by them prior to or at the Closing and (c) Buyer shall have received a certificate dated the Closing Date to the foregoing effects signed by an officer of Seller.

     3.3  Legal Opinion.  Buyer shall have received an opinion from counsel to
          -------------
Seller dated the Closing Date reasonably acceptable to Buyer.

     3.4  Regulatory Approvals.  The waiting period (and any extensions
          --------------------
thereof) applicable to the consummation of the transaction contemplated hereby under the HSR Act shall have expired or been terminated.

     3.5  Consents of Third Parties.  All consents and approvals of third
          -------------------------
parties identified with an asterisk in Schedule 5.6 to this Agreement shall have been obtained on terms and conditions reasonably satisfactory to Buyer.

     3.6  Resignations of Director and Officers.  All directors and officers of
          -------------------------------------
the Company whose resignations shall have been requested by Buyer shall have submitted their resignations or shall have been removed effective as of the Closing Date.

     3.7  Sales People.  There shall not be any change in the salespeople
          ------------
employed by the Company between October 1, 1999 and the Closing Date (including salespeople who have given notice of their intent to depart the Company) which could reasonably be expected to have a Material Adverse Effect.

     3.8  Removal as Borrower.  Seller shall deliver to Buyer evidence that the
          -------------------
Company shall have been removed as a guarantor and shall have otherwise been released from any and all liabilities and obligations in connection with those certain (i) Credit Agreement (the "Credit Agreement") dated as of June 26, 1996, as amended, among Seller, the guarantors named therein, the several lenders parties thereto and NationsBank, N.A., as Administrative Agent, and (ii) Subsidiary Guarantee of Seller's 7.54% Senior Secured Notes due May 31, 2006.

     3.9  Termination of Management Agreements and Phantom Stock Plan.  Seller
          -----------------------------------------------------------
shall deliver Buyer evidence of the termination of the Management Agreement and the J.A. Sexauer Division 1992 Phantom Stock Plan (the "Phantom Stock Plan").

4.   Conditions to Seller's Obligations.  The obligations of Seller to effect
     ----------------------------------
the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Seller:

     4.1  No Injunction.  There shall not be in effect any injunction, order or
          -------------
decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement or that restricts the sale of the Shares to Buyer and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on Seller if this Agreement is consummated shall be pending.

     4.2  Representations, Warranties and Agreements.  (a)  The representations
          ------------------------------------------
and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (except that representations and warranties that are qualified by their terms as to materiality shall be true in all respects) as of the date of this Agreement and as of the Closing Date with the same effect as though made at such time, (b) Buyer shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or at the Closing and (c) Seller shall have received a certificate dated the Closing Date to the foregoing effects signed by an officer of Buyer.

     4.3  Legal Opinion.  Seller shall have received an opinion from Morgan,
          -------------
Lewis & Bockius LLP, counsel to Buyer, dated the Closing Date, reasonably acceptable to Seller.

     4.4  Regulatory Approvals.  The waiting period (and any extensions thereof)
          --------------------
applicable to the consummation of the transaction contemplated hereby under the HSR Act shall have expired or been terminated. All other licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of Seller's sale of the Shares to Buyer shall have been obtained and shall be in full force and effect.

     4.5  Releases.  Seller shall have received general releases executed by the
          --------
Group Members, in form and substance reasonably satisfactory to Buyer and Seller, of all officers and directors of each Group Member with respect to acts or omissions occurring on or prior to the Closing Date.

     4.6  Substitute Letters of Credit and Performance and Bid Bonds.  Seller
          ----------------------------------------------------------
shall have received for cancellation all existing letters of credit and performance and bid bonds in favor of the Company or for which the Company is an account party and issued under the Credit Agreement (as defined in Section 3.8) and/or for which Seller and/or any Affiliate is liable, which are set forth on
Schedule 4.6 to this Agreement and which are entered into after the date hereof in the ordinary course of business (collectively, the "Bonds"), and Seller shall have received evidence, in form and substance satisfactory to Seller, that Buyer has caused substitute letters of credit and performance and bid bonds to be issued in favor of and delivered to the holders of the Bonds.

5.   Representations and Warranties of Seller.
     ----------------------------------------

     (a)  Seller represents and warrants to Buyer that as of the date hereof:

     5.1  Organization of the Company; Authorization.
          ------------------------------------------

          (a) Each of Seller and Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Company has all corporate authority and power to own, lease and operate its properties and assets and to carry on its business as such business is now being conducted. The execution, delivery and performance of this Agreement by Seller and of each Transaction Document by Seller and Company have been duly and validly authorized by all necessary corporate action of the Company and Seller and no other corporate action on the part of the Company or Seller is necessary to authorize this Agreement or to consummate the transactions contemplated hereby and this Agreement constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

          (b) The Company is duly qualified and in good standing to do business in the jurisdictions set forth on Schedule 5.1(b) attached hereto, which jurisdictions are the only jurisdictions wherein the character of the properties owned, leased or operated or the nature of the activities conducted by it makes such qualification necessary, except where the failure to so qualify individually or in the aggregate, would not have a Material Adverse Effect. Set forth on Schedule 5.1(b) is the location (specifying state, county and city) where the Company (A) has a place of business, (B) owns or leases real property, and (C) owns or leases any other property, including inventory, equipment or furniture. The Company has delivered to Parent complete and accurate copies of the Certificate of Incorporation and Bylaws of the Company, as currently in effect.

     5.2  No Conflict as to the Company.  Neither the execution and delivery of
          -----------------------------
the Transaction Documents nor the consummation of the sale of the Shares by Seller to Buyer will (a) violate any provision of the certificate of incorporation or by-laws (or other governing instrument) of the Company or Seller or (b) subject to receipt of the consents listed in Schedule 5.6 to this Agreement, violate, be in conflict with, or constitute breach or a default (or an event which, with notice or lapse of time or both, would constitute breach or a default) under, or result in the loss of any material benefit under or result in the termination of, or accelerate the performance required by, or in any material respect excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of the

Company or Seller under, any agreement or Commitment to which the Company or Seller is a party or by which any of their property or assets are bound, or to which any of the property or assets of the Company or Seller are subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to the Company or Seller or by which any of their property or assets are bound.

     5.3  Ownership of Shares.  The authorized capital stock of Sexauer consists
          -------------------
of 3,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are duly and validly authorized, issued, outstanding, fully paid and non-assessable and constitute the Sexauer Shares. The authorized capital stock of Trayco consist of 3,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are duly and validly authorized, issued, outstanding, fully paid and non-assessable and constitute the Trayco Shares. Seller owns the Shares, of record and beneficially, at the Closing, free and clear of all Encumbrances. All issued and outstanding Sexauer Shares and Trayco Shares have been validly issued, are fully paid and non-assessable, and have not been issued in violation of and are not currently subject to any preemptive rights. No legend or other reference to any purported Encumbrance appears upon any certificate representing the Shares. The delivery of such certificates to Buyer as provided in Section 2.2 hereof and the payment to Seller as provided in
Section 2.3 hereof will result in Buyer's immediate acquisition of record ownership of the Shares, free and clear of all Encumbrances, except Encumbrances created solely as a result of Buyer's ownership of the Shares. There are no outstanding or authorized subscriptions, options, warrants, calls, conversion rights, restrictions (except as created by Buyer), arrangements, commitments or any other agreements binding on Seller or the Company of any kind that, directly or indirectly, relate to the issuance, pledge, sale, transfer or other disposition or encumbrance by the Company of any equity or other securities of the Company or relate to the voting or control of Sexauer Shares or Trayco Shares.

     5.4  No Subsidiaries.  Except as disclosed in Schedule 5.4 to this
          ---------------
Agreement, the Company does not, directly or indirectly, own or control, and does not have any option, right, agreement or commitment of any kind to acquire any capital, equity securities, partnership, participation, or other ownership interest or other securities of any other Person or any direct or indirect equity or ownership interest in any other business.

     5.5  Consents and Approvals of Governmental Bodies.  Except for filings
          ---------------------------------------------
under the HSR Act, no consent, permit, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by the Company or Seller in connection with the execution, delivery and performance of the Transaction Documents by Seller or the consummation of the sale by Seller of the Shares to Buyer.

     5.6  Other Consents.  Except as listed in Schedule 5.6 to this Agreement,
          --------------
no consent of any Person is required to be obtained by Seller or by the Company for the execution, delivery and performance of the Transaction Documents by Seller or the consummation of the sale by Seller of the Shares to Buyer, including, without limitation, consents from parties to the Commitments.

     5.7  Financial Statements.
          --------------------

          (a) Seller has delivered to Buyer an audited combined balance sheet of Sexauer and Trayco and the related combined statements of income and cash flows for the periods ended January 31, 1999 and 1998 (the "Audited Statements") and an unaudited combined consolidated balance sheet (the "Interim Balance Sheet") of the Company as of September 30, 1999, together with the related combined statements of income and cash flow for the eight (8) month period then ended (together, the "Financial Statements"). The Financial Statements, except as set forth in Schedule 5.7, (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and (ii) present fairly, in all material respects, the financial position and the results of operations of the Company as of and for the periods indicated.

          (b) As of the date hereof, the Company has no Liabilities which are required to be set forth or reserved against on the liability side of a balance sheet in accordance with GAAP, except: (i) Liabilities set forth or reserved against on the Interim Balance Sheet, (ii) Liabilities incurred after the Balance Sheet Date in the ordinary course of business and consistent with past practice of the Company (which are, in the case of Liabilities incurred after the date of this Agreement, consistent with the terms of this Agreement), or
(iii) Liabilities described on Schedule 5.7 attached hereto. To the Knowledge of Seller, there are no contingent Liabilities which are not reflected on the Interim Balance Sheet, the Schedules to this Agreement or to be reflected on the Closing Balance Sheet which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (c) Since February 1, 1999, (i) there has been no adjustment to the method in which the LIFO Inventory Reserve is calculated and (ii) all inventory purchase decisions were made in the ordinary course of business without any intention to reduce the Company's LIFO Inventory Reserve.

     5.8  Title to Properties.  The Company owns good and valid (and in the case
          -------------------
of real property, marketable) title to all the properties and assets that it purports to own (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected as owned in the Interim Balance Sheet (except for property sold since the Balance Sheet Date in the ordinary course of business or leased under capitalized leases) and all the properties and assets purchased or otherwise acquired by the Company since the Balance Sheet Date. All properties and assets (other than real property) reflected as owned in the Interim Balance Sheet are free and clear of all Encumbrances, except Permitted Liens. All properties and assets purported to be leased by the Company (including the Leased Real Property) are subject to valid and effective (as to the Company and to Seller's Knowledge, as to the other parties thereto) leases that are in full force and effect, and there does not exist, and, subject to receipt of the consents set forth on Schedule 5.6 hereto, the consummation of the transactions contemplated herein will not result in, any default or event that with notice or the lapse of time, or both or otherwise, would constitute a default under any such leases, except where such default would not have a Material Adverse Effect. There are no existing agreements, options, commitments or rights with, of or to any Person to acquire any of the assets of the Company or any interest therein, except for contracts for the sale of inventory entered into in the ordinary course of business consistent with past practice. The assets and properties owned or leased by the Company include all the material assets used in the conduct of the business of the Company as currently conducted. The tangible properties and assets (other than inventory) of the Company are in operating condition and repair, normal wear and tear excepted and after taking into account the age thereof, and are, as a whole, reasonably suitable for the business of the Company as currently conducted.

     5.9  Real Property.  Except as set forth in Schedule 5.9:
          -------------

          (a) Schedule 5.9(a) contains a true, correct and complete list of all real property (including, without limitation, addresses) owned by the Company (together with all buildings, improvements and structures thereon and all appurtenances relating thereto, the "Owned Real Property"). The Company owns the Owned Real Property in fee subject to no Encumbrances, mortgages or pledges, except Permitted Liens. The Company has no current leases outstanding with respect to any part of any Owned Real Property, except as set forth in Schedule 5.9(a).

          (b) Schedule 5.9(b) contains a true, correct and complete list of all current and effective written leases and subleases under which the Company is tenant or subtenant (as so modified, extended or amended, the "Real Property Leases"), and the address of the demised premises (the "Leased Real Property", together with the Owned Real Property, the "Real Property"), the names of the lessor or sublessor and the tenant or subtenant (if other than the Company). The tenant's interest in the Real Property Leases are subject to no Encumbrances except Permitted Liens. The Company is not a party to any unwritten legally enforceable leases or subleases.

          (c) True and complete copies of the Real Property Leases have been delivered or made available to Buyer by Seller. Subject to the terms of the respective Real Property Leases and the Permitted Liens, the Company has a valid and subsisting leasehold interest in each parcel of Leased Real Property for the full term of the respective Real Property Lease. The Real Property Leases are in full force and effect and are enforceable in accordance with their respective terms (in each case as to the Company and, to Seller's Knowledge, the other parties thereto), except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar Laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally and general principles of equity. The Company has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Real Property Lease. Neither the Company nor Seller has received written notice of default from the landlord under any Real Property Lease, Seller has no Knowledge of the existence of any default under any Real Property Lease, and Seller has no Knowledge of any event which, with the giving of notice or the passage of time, or both, would constitute a default under any Real Property Lease, except, in any case, where such default would not result in any material payment by the tenant, material restriction of the right of the tenant to use the property or the right of the landlord to terminate the lease. No landlord or tenant under any Real Property Lease has, by notice to the Company given pursuant to the applicable Real Property Lease, exercised any option or right to
(i) cancel or terminate such Real Property Lease or shorten the term thereof,
(ii) lease additional premises to the Company, (iii) reduce or relocate the premises demised by the Company by such Real Property Lease or (iv) purchase any property. The Company does not owe any brokerage commissions or finders fees with respect to any Real Property Lease or any renewal or extension thereof or the exercise of any right or option by the Company thereunder.

          (d) The Company has obtained all Permits, variances, special exemptions and permanent certificates of occupancy, the absence of which would, singly or in the aggregate, have a Material Adverse Effect (the "Approvals"), if any, needed by the Company in connection with the use and occupancy by the Company of any parcel of Real Property, all of which have been duly issued and paid for and are in full force and effect in accordance with the respective terms thereof, except where the failure to be in force and effect would not have a Material Adverse Effect. The Company has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Approval. Each parcel of Real Property is being operated in accordance with all the terms, covenants and conditions of the Approvals, except where the failure to so operate would not have a Material Adverse Effect.

          (e) To Seller's Knowledge, there are no pending or contemplated zoning changes, "floor area ratio" changes, variances or special zoning exceptions adversely affecting any parcel of Real Property.

          (f) The real estate Taxes with respect to the Owned Real Property, cover the whole of the Owned Real Property and do not cover or apply to any other property, except as set forth in the information received by Buyer as a result of Section 5.17.

          (g) No special assessments are levied or, to Seller's Knowledge, contemplated against any parcel of Owned Real Property.

          (h) There is no material construction at any parcel of Owned Real Property.

          (i) To the Knowledge of Seller, the Company is not in default under, and has not breached any of the terms of, any of the Permitted Liens, except where such default or breach would not have a Material Adverse Effect.

          (j) The Owned Real Property, including, without limitation, all buildings, building systems, structural components, roofs, and building equipment, are in operating condition and repair (normal wear and tear excepted (after taking into account the age thereof) and are reasonably suitable for the business of the Company as currently conducted).

          (k) Except for the Real Property, the Company does not own or hold any interest in real property.

          (l) There are no written notices received by the Company of any uncured violation of any Law by the Company affecting or against any parcel of Real Property.

          (m) To the Knowledge of Seller, there are no actions or proceedings pending or threatened against the Company or any parcel of Owned Real Property by any Person which would materially affect the future use, occupancy or value of any parcel of Real Property.

     5.10  No Condemnation or Expropriation.  Neither the whole nor any
           --------------------------------
portion of the Owned Real Property is subject to any governmental decree or order of or otherwise taken by any Governmental Body with or without payment or compensation therefor.

     5.11  Litigation.  Except as listed in Schedule 5.11 and except for
           ----------
matters for which Seller indemnifies Buyer pursuant to Section 9.1(d) and 9.1(e) hereof, there is no action, suit, proceeding or investigation by or before any court or Governmental Body pending or, to Seller's Knowledge, threatened at law or in equity, against or affecting the Company or its assets or which seeks to enjoin or obtain damages in respect of the consummation of this Agreement, nor has any such court or Governmental Body indicated in writing to the Company an intention to conduct the same. The Company is not subject to any adverse judgment, order, decree, writ, injunction or award of any court, Governmental Body or any arbitrator.

     5.12  Absence of Certain Changes.  Except as set forth in Schedule 5.12,
           --------------------------
since February 1, 1999 the Company has conducted its business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth in Schedule 5.12, since the February 1, 1999 the Company has not:

          (a) suffered damage or destruction to any of its material properties or assets (whether or not covered by insurance), or made any material disposition of any of its properties or assets other than in the ordinary course of business consistent with past practice;

          (b) made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments;

          (c) issued or sold any equity securities or other securities, acquired, directly or indirectly, by redemption or otherwise, any such equity securities, reclassified, split-up or otherwise changed any such equity securities, or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

          (d) organized any subsidiary or acquired any equity securities of any Person or any equity or ownership interest in any business;

          (e) except for intercompany obligations with Seller and its Affiliates, borrowed any funds or incurred, assumed or otherwise become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money, or, except in the ordinary course of business consistent with past practice, incurred any other material obligation or liability of any nature, whether accrued, absolute, contingent or otherwise;

          (f) subjected any properties or assets to an Encumbrance, except Permitted Liens;

          (g) increased in any manner the compensation of any employee except in the ordinary course of business;

          (h) except as contemplated by Section 3.9 hereof and except as set forth on Schedule 5.15 or Schedule 5.16, created or materially modified any bonus, deferred compensation, pension, profit sharing, retirement, insurance, stock purchase, stock option, phantom stock ownership plan, or other fringe benefit plan, arrangement or practice or any other employee benefit plan (as defined in Section 3(3) of ERISA);

          (i) made any capital expenditure or acquired any property or assets, other than inventory, raw materials and supplies, for a cost in excess of $100,000;

          (j) entered into any agreement that materially restricts the Company from carrying on its business;

          (k) paid, discharged or satisfied any material claim, liability or obligation, absolute, accrued, contingent or otherwise, other than the payment, discharge or satisfaction in the ordinary course of business;

          (l)  waived or canceled any material claims or rights;

          (m) except as set forth on Schedule 5.7, changed or modified in any material manner the Company's existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, respectively, including without limitation, material acceleration of collections and receivables, material delay of collections or receivables (whether or not past due), material acceleration of payment of payables or material failure to pay or delay in payment of payables;

          (n) disposed of or has failed to keep in effect any rights in, to or for the use of any franchise, license, permit or certificate material to the business of the Company; or

           (o) entered into any agreement or understanding, whether orally or in writing, to take any of the actions specified in paragraphs (a) through (n).

     5.13  No Material Adverse Changes.  Except as set forth on Schedule 5.13,
           ---------------------------
since October 1, 1999 there has not been any (i) event or circumstance that could reasonably be expected to have or has had a Material Adverse Effect on the Company taken as a whole, other than those resulting from economic conditions generally prevailing in the United States or in the industry in which the Company operates; (ii) actions by Seller that, if taken on or after the date of this Agreement, would require the consent or approval of Buyer under Section 8.3 or 8.4 hereof; (iii) change in any of the accounting principles followed by the Company or the method of applying such principles or (iv) except as set forth on
Schedule 5.13 and except as contemplated by Section 5.12, otherwise taken any actions that are not in the ordinary course of business.

     5.14  Intellectual Property.
           ---------------------

           (a)  Schedule 5.14(a) contains a complete and accurate list of all
(i) federal, state or foreign registrations of trademarks, service marks and other marks or trade names of the Company (collectively, the "Trademarks"), and all pending applications for any such registrations, (ii) all of the federal and foreign patent and copyright (including proprietary software) registrations of the Company and all pending applications for any such registrations, and (iii) all catalogs currently used by the Company to sell goods (the items referred to in clauses (i) and (ii) above are collectively referred to herein as "Intellectual Property"). All registered patents, Trademarks and copyrights are valid and in full force, are held of record exclusively in the Company's name free and clear of all Encumbrances, other than Permitted Liens, or are licensed to the Company (unless otherwise indicated on Schedule 5.14(a)) and, to Seller's Knowledge, no material registered patent, Trademark or copyright is the subject of any cancellation or reexamination proceeding before any Governmental Body or any other proceeding before any Governmental Body challenging their extent or validity, and all fees or the costs necessary for maintaining the same in full force and effect, including, without limitation, maintenance fees, annuities and renewals fees, which are due and payable as of the Closing Date, have been paid or are accrued on the Interim Balance Sheet to the extent then payable. All Intellectual Property of the Company listed on Schedule 5.14(a) has the status indicated therein and all applications are still pending in good standing and have not been abandoned. Except to the extent specifically disclosed on Schedule 5.14(a): (i) the Intellectual Property of the Company is valid and is not being challenged in any judicial or administrative proceeding; (ii) the Company has made all statutorily required filings, if any, to record its interests in the federally registered Intellectual Property of the Company; (iii) to Seller's Knowledge, no Person nor such Person's business or products is infringing, misusing, or misappropriating any Intellectual Property of the Company; and (iv) no other Person has any contractual right to receive or any obligation to pay a royalty with respect to any Intellectual Property of the Company. No current or former shareholder, employee, or consultant of the Company or any Subsidiary has any material rights in or to any of the Intellectual Property of the Company. To Seller's Knowledge, the Intellectual Property and the catalogs used by the Company constitute all of the material intellectual property that has been used by the Company during the past twelve (12) months. Except as disclosed in Schedule 5.14(a), the Company has the right to use (without payment to a third party) all of the Intellectual Property in connection with its services or products in respect of which the Intellectual Property is being used, except when the failure to have such right would not have a Material Adverse Effect.

          (b) The Company is not infringing upon, misappropriating or misusing any intellectual property of any other Person, except where such infringement, misappropriation or misuse would not have a Material Adverse Effect. Neither Seller nor the Company has received any written assertion, charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or misuse (including any claim that the Company must license or refrain from using any intellectual property of any Person).

          (c) The Company owns or has the right to use all trade secrets, including "know-how," inventions, designs, customer lists, processes, technology, formulas, computer software programs and technical data and information used in the conduct of the business of the Company as currently conducted (collectively, the "Trade Secrets") free and clear of any Encumbrances, except Permitted Liens, including, without limitation, any pending claim of any present or former employee of or consultant to the Company.

     5.15 Commitments.  Schedule 5.15 to this Agreement contains a list
          -----------
(which in the case of customer and employee Commitments contains only a numerical listing without names of customers or employees), as of the date hereof, of each contract, agreement, understanding or other commitment, whether written or oral (including any and all amendments thereto), to which the Company is a party or by which it is bound relating to the business of the Company described below (collectively, the "Commitments"):

          (a) contract with any employee or consultant;

          (b) collective bargaining agreements;

          (c) contracts or arrangements providing for bonuses, options, deferred compensation, stock or phantom stock rights;

          (d) agreements with Seller or any of its respective Affiliates which will remain in effect after the Closing;

          (e) guaranties, performance bonds and surety or indemnification agreements which will remain in effect after the Closing;

          (f) contract for the future purchase of, or payment for, supplies or products or services in any single instance exceeding $50,000, or in the aggregate $100,000, or of a duration of more than twelve months, in any case, other than purchase orders in the ordinary course of business for current delivery;

          (g) contract to sell or supply products in excess of $50,000, or of a duration of more than twelve months, in any case, other than purchase orders in the ordinary course of business for current delivery;

          (h) contract to sell or supply products to any Governmental Body, other than purchase orders in the ordinary course of business for current delivery;

          (i)  representative, franchise, distribution or sales agency contract;

          (j) contract limiting or restraining it from engaging or competing in any lines of business with any Person;

          (k) contract with any customer providing for a volume refund, retrospective price adjustment or price guarantee;

          (l) commitment by others to guarantee the obligations of the Company;

          (m) leases or subleases, either as lessee or sublessee, lessor or sublessor, of personal property where the lease or sublease provides for an annual rent in excess of $25,000;

          (n) mortgage, indenture, note debenture, bond, letter of credit agreement, surety agreement, loan agreement or other commitment for the borrowing or lending of money relating to the Company or agreement for a line of credit, in any case, which will remain in effect after the Closing;

          (o) license, franchise or distributorship agreement, including those which relate in whole or in part to any software, technical assistance or other know-how used in the conduct of the Company's business during the prior twenty-four months;

          (p) commitment or agreement for any capital expenditure or leasehold improvement in excess of $100,000; and

          (q) material contract, agreement or commitment not otherwise disclosed herein.

True and complete copies of such Commitments have been delivered or made available to Buyer prior to the date hereof (except customer and employee Commitments which will be made available between the date hereof and the Closing
Date) and each Commitment is a valid and binding obligation enforceable (as to the Company and, except as set forth on Schedule 5.15, to Seller's Knowledge, as to the other parties thereto, except that no representation or warranty is hereby made as to the enforceability against an individual of any employment, noncompetition or confidentiality agreement) in accordance with its terms, except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or similar Laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally and general principles of equity. Except as set forth in Schedule 5.15, the Company is not in violation of or default under any of the Commitments to which it is a party or by which it or any of its properties or assets is bound and, to Seller's Knowledge, no third party is in violation of or default under any of the Commitments, except, in any case, where such violation or default would not have a Material Adverse Effect.
Schedule 5.15 sets forth a list of each salesperson and territory number with respect to salespersons who have not entered into noncompetition Commitments with the Company.

     5.16  Employee Matters.
           ----------------

           (a) The Company does not have a collective bargaining agreement with any labor union or other representative of employees and, to Seller's Knowledge, there has been no demand or attempt by employees to organize a union or labor organization during the past twenty-four (24) months. There are no unfair labor practice charges or complaints against the Company, to Seller's Knowledge, threatened or pending before the National Labor Relations Board or any other federal, state, local or foreign court or agency. There has been no general labor dispute, strike, slowdown, stoppage or other occurrence, event or condition of a similar character, which is occurring or, to Seller's Knowledge, threatened.

           (b) Seller has previously delivered to Buyer the title and current salary of each employee of the Company who has an annual salary in excess of $50,000.

           (c) Schedule 5.16 contains a complete and accurate list of all Employee Benefit Plans. Except as set forth in Schedule 5.16, true and complete copies of all the following documents with respect to each Employee Benefit Plan, to the extent applicable, have been delivered or made available to Buyer:
(i) all documents constituting the Employee Benefit Plan, including but not limited to, trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; (ii) the three most recently filed Forms 5500 or 5500-C/R and any financial statements attached thereto; (iii) the most recent IRS determination letter for the Employee Benefit Plan; (iv) the most recent summary plan description and any amendments or modifications thereof; (v) all reports submitted within the preceding three years by third-party administrators, actuaries, investment managers, consultants, or other independent contractors; (vi) all notices that were issued within the preceding three years by the IRS, Department of Labor, or any other governmental entity with respect to the Employee Benefit Plan; and (vii) all employee manuals or handbooks containing personnel or employee relations policies. Except for the plans set forth on Schedule 5.16, the Company does not sponsor or maintain any plan, fund, program, policy, arrangement, contract or commitment, whether or not qualified for federal income tax purposes, whether or not funded, whether formal or informal, and whether for the benefit of a single individual or more than one individual, which is in the nature of (i) an employee pension benefit plan (as defined in Section 3(2) of ERISA), (ii) an employee welfare benefit plan (as defined in Section 3(1) of ERISA), (iii) an incentive current or deferred compensation, or other benefit or compensation arrangement for employees, former employees, their dependents and/or their beneficiaries or (iv) an arrangement that could be characterized as providing for additional compensation, compensation associated with a change of control, severance benefits, perquisites, or fringe benefits.

           (d) The Company does not sponsor or maintain, and is not a contributing employer or otherwise a party to, has no obligation or liability under or with respect to, and has never sponsored, maintained or participated in, or been obligated to contribute to any defined benefit plan (as defined in Section 3(35) of ERISA), multiemployer plan (as defined in Section 3(37) of ERISA), or other plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

           (e) The plans marked on Schedule 5.16 as "Qualified Plans" are the only Employee Benefit Plans intended to be qualified under Section 401(a) and 401(k) of the Code and exempt from tax under Section 501(a) of the Code and are so qualified and exempt on the Closing Date. Except as otherwise provided in
Schedule 5.16, the Company has never maintained or contributed to any other Qualified Plan during the ten (10) year period ending on the Closing Date. Except as otherwise provided in Schedule 5.16, as of the Closing Date, all amendments and actions required to bring each Employee Benefit Plan into conformity in all respects with all applicable Laws have been timely made or taken to the extent that such amendments or actions are required by current Law to be made or taken in order to obtain a favorable determination letter, if applicable. Nothing has occurred with respect to the design or operation of any Qualified Plan that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty or tax under ERISA or the Code. All Qualified Plans satisfy the minimum coverage requirements of Section 410(b) of the Code and the nondiscrimination requirements of Section 401(a)(4) of the Code as of the Closing Date. The Company is not presently or potentially liable for failure to make contributions to any such Qualified Plan or their fiduciary conduct in connection with such Qualified Plan.

           (f) Full payment has been made of all amounts which the Company is required, under applicable Law or under any Employee Benefit Plan, to have paid as contributions thereto as of the last day of the most recent fiscal year of each Employee Benefit Plan ended prior to the date hereof. The Company has made adequate provision for reserves in accordance with GAAP to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements and all monies withheld from employee paychecks with respect to Employee Benefit Plans have been transferred to the appropriate plan in a timely manner as required by Law. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date of such documents.

           (g) All Employee Benefit Plans conform (and have at all times conformed) in all material respects to the requirements of ERISA, the Code and all applicable laws. Each Employee Benefit Plan has been maintained in all material respects in accordance with its documents and with all applicable provisions of the Code, ERISA and other applicable Laws; and all reporting, disclosure, and notice requirements of ERISA, the Code and other applicable laws have been satisfied with respect to each Employee Benefit Plan.

           (h) With respect to each Employee Benefit Plan, there has occurred no non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in
Section 404 of ERISA that if successful, would reasonably be expected to result in any liability, direct or indirect, for the Company or any stockholder, officer, director, or employee of the Company.

           (i) The Company has not incurred any liability for any excise, income or other Taxes or penalties with respect to any Employee Benefit Plan which remains unpaid or which is not accrued for on the Closing Balance Sheet and, to Seller's Knowledge, no event has occurred and no circumstance exists or has existed that could give rise to any such liability. There are no pending or, to Seller's Knowledge, threatened claims by or on behalf of any Employee Benefit Plans, or by or on behalf of any participants or beneficiaries of any Employee Benefit Plans or other persons, alleging any breach of fiduciary duty on the part of the Company or any of its officers, directors or employees under ERISA or any applicable Law, or claiming benefit payments other than those made in the ordinary operation of such plans, nor, to Seller's Knowledge is there any basis for any such claim. No Employee Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental entity, and no matters are pending with respect to any Employee Benefit Plan under any IRS plan compliance program.

           (j) Except as set forth on Schedule 5.16(j), no Employee Benefit Plan contains any provision or is subject to any Law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement, and no payments or benefits under any Employee Benefit Plan or other agreement of the Company will be considered "excess parachute payments" under Section 280G of the Code.

           (k) With respect to any Employee Benefit Plan that is an employee welfare plan (within the meaning of Section 3(1) of ERISA), (i) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of tax under section 4976(a) of the Code, (ii) any Employee Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, in all material respects with all of the requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable Laws, and (iii) no Employee Benefit Plan provides any health, life or other welfare coverage to employees of the Company or any of its subsidiaries beyond termination of their employment with the Company or any of its subsidiaries by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality.

           (l) All persons classified by the Company as independent contractors satisfy and have at all times satisfied the requirements of applicable Law to be so classified; the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and the Company has no obligations to provide benefits with respect to such persons under Employee Benefit Plans or otherwise. The Company does not employ and has not employed any "leased employees" as defined in Section 414(n) of the Code.

           (m) The consummation of the transactions contemplated by this Agreement will not (other than any payment made pursuant to Code Section 401(k)(10) under any 401(k) Plan and other than in respect of agreements covered by Section 7.11 hereof) accelerate the time of payment or vesting, or increase any compensation due to any current employee or former employee of the Company.

           (n) No provision of any Employee Benefit Plan, and no act or omission of the Company, in any way limits, modifies or otherwise adversely affects the right of Buyer to amend or terminate any Employee Benefit Plan after the Closing, subject to the requirements of applicable Law and the applicable Employee Benefit Plan. Except as expressly provided in this Agreement (including the purchase of the Shares), neither the Company nor Seller has made any commitment or taken any action, whether or not legally binding, which would commit Buyer to establish or continue any plan, fund or program providing any employee benefits of any kind whatsoever for any present or former employee of the Company, nor has the Company or Seller made any commitment or taken any action prior to the Closing which would prevent Buyer from changing the benefits provided by any Employee Benefit Plan, subject to the requirements of the applicable Employee Benefit Plan and applicable Law. To Seller's Knowledge, no statement, either oral or written, has been made by the Company or Seller to any person with regard to an Employee Benefit Plan that was not in accordance with the Employee Benefit Plan and that would reasonably be expected to have an adverse economic consequence to the Company or Buyer following the Closing. Except as expressly provided in this Agreement (including the purchase of the Shares), nothing in this Agreement or the consummation of this transaction will require Buyer to assume any obligation of the Company or Seller under any Employee Benefit Plan. Except as specified in the respective Employee Benefit Plan or under applicable Law and except as expressly provided in this Agreement (including the purchase of the Shares), Buyer has no obligation to continue any Employee Benefit Plan as of the Closing and may, in its sole and absolute discretion, terminate, amend, modify or discontinue any such Employee Benefit Plan, in whole or in part, without penalty and without prior notice to the Company, Seller, any participant, beneficiary or present or former employee of the Company.

     5.17  Tax and Other Returns and Reports.
           ---------------------------------

           Except as set forth in Schedule 5.17:

           (a) All Federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by the Company, including any amendments thereto (the "Tax Returns") with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including without limitation, all Income Tax, unemployment compensation, social security, payroll, withholding, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof) (the "Taxes") have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of each of the Company for Taxes for the periods, property or events covered thereby. All Taxes, including, without limitation, those that are called for by the Tax Returns have been properly accrued or paid. The accruals for Taxes contained in the Interim Balance Sheet contain an adequate provision for all Taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate. The Company has not received any written notice of assessment or proposed assessment of any Taxes which remain pending and there are no pending Tax examinations of or Tax claims asserted in writing (or to Seller's Knowledge, orally) against the Company or any of their assets or properties. No deficiencies for any Taxes are currently asserted or assessed against the Company and no written requests for waivers of the time to assess any such Taxes are pending. The Company has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. There are no Tax liens (other than any lien for current Taxes not yet due and payable) on any of the assets or properties of the Company. The Company has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation, the portion of such deposits relating to Taxes imposed upon the Company. To Seller's Knowledge, no written (or to Seller's Knowledge, oral) claim has been made since January 1, 1994 by any taxing authority in a jurisdiction where the Company does not pay Tax or file Tax Returns, that the Company is or may be subject to Tax in such a jurisdiction.

           (b) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any Tax allocation or sharing agreement which will survive the Closing. The Company (A) has not been a member of an Affiliated Group (as defined in the Code) filing a consolidated federal Income Tax Return (other than a group, the common parent of which was Seller), or (B) has no Liability for the Taxes of any Person (other than Seller, any Group Member or any other member of Seller's consolidated group) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

     5.18  Compliance with Law.  Except as set forth on Schedule 5.18, the
           -------------------
operations and all activities of the Company have been, and are currently being, conducted in accordance with all applicable Laws and regulations of all Governmental Bodies having jurisdiction over the Company, except where the failure so to be conducted would not have a Material Adverse Effect. Without limiting the generality of the foregoing, to Seller's Knowledge, no Person with apparent or actual authority to act on behalf of the Company, has unlawfully offered, paid or agreed to pay, directly or indirectly, any money or anything of value to or for the benefit of any individual who is or was an official or employee or candidate for office of the government of any country or political subdivision, agency or instrumentality thereof or any employee or agent of any customer or supplier of the Company. Since January 1, 1994, the Company has not received any written notification (or to Seller's Knowledge, oral) of any asserted present or past failure by it to comply with any applicable Laws or regulations which remain unsatisfied. Except as set forth on Schedule 5.18, the Company has all Permits required to carry on and to conduct its businesses as presently conducted and to own, lease, use and operate its properties and assets at the places and in the manner now conducted and operated and is not in violation of any such Permits, except, in any case, where the failure to have or where such violation would not have a Material Adverse Effect. All such Permits are, and immediately following the consummation of the transactions contemplated hereby will be, in full force and effect, and, since January 1, 1994, the Company has not received any written notice (or to Seller's Knowledge, oral) pertaining to the failure to obtain or, to Seller's Knowledge, been threatened in writing (or to Seller's Knowledge, orally) with the suspension or cancellation of any Permits by any Governmental Body.

     5.19  Environmental Matters.
           ---------------------

           (a) Except as disclosed on Schedule 5.19, the Company has conducted its business in compliance with all Environmental Laws, except where the failure so to be conducted would not have a Material Adverse Effect.

           (b) The Company has not received a written notice that any action, suit, proceeding, administrative proceeding, hearing, investigation, charge, complaint, claim, demand, cause of action, loss, judgment, decree, debt, damage, liability, court costs, penalty or attorneys' fees (collectively, "Claims") has been filed, sustained or commenced against the Company alleging any potential liability under or any violation or failure to comply with any Environmental Law which has not been satisfied. The Company is not a party to any agreement, consent, order or adjudication of any type with any Person, including any Governmental Body, that is authorized under any Environmental Law. Seller has no Knowledge of any Claims against any Persons alleging potential liability under any of the Environmental Laws with respect to the Leased Real Property.

           (c) There has not been any spill, release or unauthorized discharge of any Hazardous Substance in connection with the business of the Company or at any of the properties or facilities used by the Company, where such spill, release or discharge was required to be reported under the Environmental Law or would require abatement or correction under any Environmental Law. The Company has not disposed of, treated or stored any Hazardous Substance on any Real Property used by the Company other than in accordance with applicable Environmental Laws.

           (d) There does not exist any Environmental Condition in connection with the business of the Company at or relating to the properties or facilities used by the Company or any predecessor, or at or relating to any property owned, leased or operated at any time by the Company or any such predecessor, or at or relating to any property at which Hazardous Substances have been deposited or disposed by or at the direction of the Company or any such predecessor, in any case, which would result in a Material Adverse Effect, nor has the Company received written notice of any such Environmental Condition.

           (e) The Company has provided to Buyer a copy of each environmental audit in its possession conducted by the Company or their representatives or anyone else relating to the properties and facilities used by the Company in the operations of its business.

           (f) Except as disclosed on Schedule 5.19, there are not now nor have there ever been any underground storage tanks on any Owned Real Property or, to Seller's Knowledge, any Leased Real Property.

     5.20  Borrowing and Guarantees.  Except as set forth in the Schedules to
           ------------------------
this Agreement, the Company (a) does not have any indebtedness for borrowed money which will remain outstanding after the Closing, (b) is not lending or committed to lend any money (except for advances to employees in the ordinary course of business), and (c) is not a guarantor or surety with respect to the obligations of any Person other than the Company or which will remain outstanding after the Closing.

     5.21  Inventory.  All inventory of the Company reflected on the Interim
           ---------
Balance Sheet or acquired since the date thereof through the Closing Date (a) was acquired in the ordinary course of business, (b) is of good and merchantable quality and (c) is valued at the lower of cost or market value, the cost thereof being determined on a last-in, first-out formula in accordance with GAAP for Sexauer and Trayco and on a first-in, first-out formula in accordance with GAAP for Sexauer Ltd.

     5.22  Accounts Receivable.  The accounts receivable of the Company as
           -------------------
reflected on the Interim Balance Sheet or arising since the date thereof through the Closing Date (a) are valid and genuine, (b) have arisen solely out of bona fide sales and deliveries of goods, performance of services or other business transactions in the ordinary course of business, (c) are not subject to defenses, set-offs or counterclaims other than normal returns, allowances and warranty claims and (d) are collectible within one hundred fifty (150) days after the Closing Date at the full recorded amount thereof less the amount reserved for doubtful accounts in the Closing Balance Sheet.

     5.23  Accounts Payable.  All accounts payable as set forth on the Interim
           ----------------
Balance Sheet or arising since the date thereof have been incurred in the ordinary course of business consistent with past practice.

     5.24  Relations with Customers, Distributors and Suppliers.  The Company
           ----------------------------------------------------
has used reasonable business efforts to maintain good working relationships with all of its suppliers, distributors and customers. Except as disclosed in
Schedule 5.24, since February 1, 1999, no customer, distributor or supplier of the Company with sales or purchases in excess of $50,000 per annum has indicated in writing that it intends to cease or materially reduce its purchases from or sales to the Company. Since January 1, 1994, no material current supplier of the Company has notified the Company in writing of any recall or any warning (other than warnings included as part of the product literature at the time of sale) with respect to any products distributed by the Company. Schedule 5.24 lists the top twenty (20) suppliers of products distributed by the Company as measured by sales revenue earned by the Company for the twelve month period ended October 31, 1999.

     5.25  Transactions with Affiliates.  Except as disclosed in Schedule
           ----------------------------
5.25, neither the Company, nor any Affiliate of the Company (including, without limitation, Seller), nor any director or officer of the Company or, to Seller's Knowledge, any member of his or her immediate family, owns or has a controlling ownership interest in any corporation or other entity that is a party to any Commitment or material business arrangement or relationship with respect to the business of the Company which will continue after the Closing.

     5.26  Books of Account.  The Company has not engaged in any material
           ----------------
transaction, maintained any bank account or used any funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business. Schedule 5.26 sets forth a list of each bank, broker or other depository with which the Company has an account or safe deposit box and the names and numbers of such accounts or boxes. Prior to the Closing, Seller shall deliver to Buyer the names of all persons authorized to draw thereon or execute transactions.

     5.27  Minute Books.  The minute books of the Company, as previously made
           ------------
available to Buyer and its representatives, contain, in all material respects, complete and accurate records of all meetings of and corporate actions or written consents by the shareholders, Board of Directors, and committees of the Board of Directors of the Company.

     5.28  Warranty Claims.  Except for law suits, damages and expenses covered
           ---------------
by insurance, but subject to applicable deductibles and self retention limits, and except for matters for which Seller indemnifies Buyer pursuant to Section 9.1(d) and 9.1(e), there are, except for warranty claims of a nature and in amounts incurred in the ordinary course of business and consistent with past practice, no liabilities of the Company, fixed or contingent, asserted or unasserted, with respect to any claim for the breach of any express or implied product warranty with respect to any product sold by the Company prior to the Closing Date.

     5.29  Insurance.  Schedule 5.29 sets forth a list of all policies of
           ---------
liability, theft, fidelity, life, fire, product liability, workman's compensation, health and other forms of insurance held by the Company and all such policies are, to Seller's Knowledge, valid and enforceable policies and are outstanding and duly in force, have been issued for the benefit of the Company and all premiums which are due with respect thereto are paid to date. The Company has promptly and properly notified its insurance carriers of any and all claims known to it with respect to its operations or products for which it is insured, except where the failure would not have a Material Adverse Effect. Except for claims set forth on Schedule 5.29 and except for matters for which Seller indemnifies Buyer pursuant to Sections 9.1(d) and 9.1(e), there are no outstanding claims under any insurance policy issued for the benefit of the Company. No written notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any insurance policy has been received by the Company since January 1, 1994. Except for matters for which Seller indemnifies Buyer pursuant to Sections 9.1(d) and 9.1(e), the Company has not been refused any insurance, nor has coverage been limited by any insurance carrier to which the Company has applied for insurance or which has carried insurance for the Company during the last three years.

     5.30  Warranties.  The Company makes no express warranties as to the
           ----------
products manufactured or sold, or the services provided by the Company other than manufacturer's warranties.

     5.31  Full Disclosure.  There are no materially misleading misstatements
           ---------------
in any of the representations and warranties made by Seller in this Agreement (including the Schedules with respect thereto and certificates delivered by Seller pursuant to Section 3.2 of this Agreement) and, to Seller's Knowledge, Seller has not omitted to state any fact necessary to make statements made herein or therein not materially misleading, except that no representation or warranty is hereby made with respect to general economic conditions or the general condition of the industry in which the Company operates.

     (b)   Agreement by Buyer Regarding No Other Representations or Warranties
           -------------------------------------------------------------------
by Seller. Buyer agrees that except for the representations and warranties
---------
(including the Schedules with respect thereto) made by Seller and expressly set forth in Section 5 of this Agreement, neither Seller nor any Affiliate nor representative thereof has made and shall not be construed as having made to Buyer or to any representative or Affiliate thereof, and neither Buyer nor any Affiliate nor any representative thereof has relied upon, any representation or warranty of any kind. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by Seller in Section 5 hereof, Buyer agrees that neither Seller nor any Affiliate nor representative thereof makes or has made any representation or warranty to Buyer or to any representative or Affiliate thereof with respect to:

          (i) any projections, estimates or budgets heretofore or hereafter delivered to or made available to Buyer or its counsel, accountants, advisors, lenders, representatives or Affiliates of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Group or any Group Member or the future business, operations or affairs of the Group or any Group Member; and

          (ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Buyer or its counsel, accountants, advisors, lenders, representatives or Affiliates with respect to the Group or any Group Member or the business, operations or affairs of the Group or any Group Member, except to the extent and as expressly covered by a representation and warranty (including the Schedules with respect thereto) contained in Section 5 hereof.

6.   Representations and Warranties of Buyer.  Buyer represents and warrants to
     ---------------------------------------
Seller as follows as of the date hereof:

     6.1  Organization of Buyer; Authorization.  Buyer is a corporation duly
          ------------------------------------
organized, validly existing and in good standing under the laws of New Jersey, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of each Transaction Document has been duly and validly authorized by all necessary corporate action of Buyer and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

     6.2  Conflict as to Buyer.  Neither the execution and delivery of the
          --------------------
Transaction Documents nor the consummation of the purchase of the Shares by Buyer will (a) violate any provision of the certificate of incorporation or by-laws of Buyer, (b) violate, be in conflict with, or constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under any agreement or Commitment to which Buyer is party or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Buyer.

     6.3  Consents and Approvals of Governmental Bodies.  Except for filings
          ---------------------------------------------
under the HSR Act, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by Buyer in connection with the execution, delivery and performance of the Transaction Documents by Buyer or the consummation of the purchase of the Shares by Buyer.

     6.4  Other Consents.  No consent of any Person is required to be obtained
          --------------
by Buyer to the execution, delivery and performance of the Transaction Documents by Buyer or the consummation of the purchase of the Shares by Buyer.

7.   Certain Agreements.
     ------------------

     7.1  Access.  Between the date of this Agreement and the earlier to occur
          ------
of the date of the termination of this Agreement and the Closing Date, Seller shall, and shall cause the Company to, at Buyer's sole cost and expense, (a) give Buyer and its authorized representatives and agents reasonable access, on reasonable prior notice to Seller and during normal business hours, to all plants, offices, warehouse and other facilities and properties of the Company, to the customers, suppliers and accountants of the Company and to the books and records of the Company, (b) permit Buyer and its authorized representatives and agents to make inspections thereof and (c) cause its officers and its advisors to furnish Buyer with such available financial and operating data and other information with respect to the business and properties of the Company and to discuss with Buyer and its authorized representatives and agents the affairs of the Company, all as Buyer may from time to time reasonably request. Within thirty (30) days after the end of each month, Seller shall provide Buyer with an unaudited balance sheet and income statement as of the end of such month and copies of all other monthly financial reports prepared by the Company for Seller in the ordinary course of business.

     7.2  Filings; Other Regulatory Matters.
          ---------------------------------

          (a) As promptly as practical after the date hereof, Buyer and Seller shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice, the notification and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby. Each of Buyer and Seller will, and Seller shall cause the Company to, use its reasonable best efforts to ensure that all such filings by it shall be, as of the date filed, true and accurate in all material respects and in accordance with the requirements of the HSR Act and any such rules and regulations. Each of Buyer and Seller agrees, and Seller shall cause the Company to, make available, or cause to be made available, to the other, such information as each of them may reasonably require relative to its business, assets and property and to file any additional information required by such agencies under the HSR Act; provided, that the parties shall have entered into mutually acceptable
--------
arrangements to ensure the continued confidentiality of any such information.

          (b) Each party hereto agrees, subject to applicable Laws relating to the exchange of information, to promptly furnish the other party hereto with copies of written communications (and memoranda setting forth the substance of all oral communications) received by such party, or any of its Affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from or delivered by any of the foregoing to, any Governmental Body relating to or in respect of the transaction contemplated under this Agreement.

     7.3  Tax Matters.
          -----------

          (a)  Consistency Statement.  Seller and Buyer agree that the entire
               ---------------------
purchase price shall be treated for Tax purposes as amounts received by Seller for the sale of the Shares. The Purchase Price shall be allocated $71,000,000 to the Sexauer Shares and $14,000,000 to the

Trayco Shares. Neither Buyer nor Seller shall take, and Seller and Buyer, as applicable, shall cause the Company to refrain from taking, any position inconsistent with this understanding on any Tax Return, whether federal, state, local or foreign. Any adjustments to the Base Purchase Price pursuant to Section
1.3 shall be allocated to the Sexauer Shares.

          (b)  Tax Returns.
               -----------

               (A) Seller shall prepare or cause to be prepared on a basis consistent with past practice and shall file or cause to be filed all Federal Income Tax Returns for the Company for all periods ending on or prior to the Closing Date which are due after the Closing Date, and shall pay or cause to be paid any and all Federal Income Taxes which are reflected as being owed by the Company on such Tax Returns.

               (B) Buyer shall prepare or cause to be prepared all other Tax Returns and shall file or cause to be filed all Tax Returns for the Company for
(i) all periods ending after the Closing Date and (ii) for all periods ending on or prior to the Closing Date (other than in respect of Federal Income Taxes, as to which subsection (a) above shall be applicable) and shall pay or cause to be paid any and all Taxes which are reflected as being owed by the Company on such Tax Returns.

               (C) Any Tax Returns prepared pursuant to this Section 7.3(b) shall be prepared on a basis consistent with the last previous Tax Returns of the Company, unless Seller and Buyer agree that there is no reasonable basis for such position or that a change is necessary to comply with a change in Law. Buyer shall afford Seller the opportunity to review, comment upon and suggest changes or corrections to any Tax Return prepared by it or the Company pursuant to Section 7.3(b)(B) and Seller shall afford Buyer the opportunity to review, comment upon and suggest changes or corrections to information with respect to the Company set forth in any Tax Returns prepared by it pursuant to Section 7.3(b)(A), in any case prior to the filing thereof and in no event less than 30 days prior to such filing.

          (c)  Cooperation on Tax Matters.
               --------------------------

               (A) Buyer, Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Company agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer, the Company or Seller, as the case may be, shall allow the other party to take possession of such books and records.

               (B) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Company (including, but not limited to, with respect to the transactions contemplated hereby).

               (C) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

          (d)  Tax Sharing Agreements.  Buyer, Seller and the Company hereby
               ----------------------
agree that all tax sharing agreements or similar agreements with respect to or involving Sexauer, Trayco, and each of their subsidiaries shall be and hereby are terminated as of the Closing Date and, after the Closing Date, Sexauer, Trayco, and each of their subsidiaries shall not be bound thereby or have any liability, benefit or entitlement thereunder.

          (e)  Certain Taxes.  All transfer, documentary, sales, use, stamp,
               -------------
registration and other similar Taxes (including any penalties and interest) incurred in connection with this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns.

          (f)  Claims.
               ------

               (i) If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment by Seller to any Buyer Indemnitee pursuant to Section 9 hereof (a "Tax Claim"), Buyer shall promptly notify Seller in writing (a "Tax Notice") of such claim. If a Tax Notice is not given to Seller within a sufficient period of time to allow Seller effectively to contest such Tax Claim, taking into account the facts and circumstances with respect to such Tax Claim, Seller shall not be liable to any Buyer Indemnitee to the extent that Seller's position is prejudiced as a result thereof.

               (ii) Without limiting the generality of Section 9.6 hereof (but, in the event of any conflict between Section 9.6 and this clause (ii), this clause (ii) shall control), with respect to any Tax Claim which deals solely with claims which if successful would result in an indemnity payment by Seller to any Buyer Indemnitee pursuant to Section 9 hereof, Seller shall have the right to control and conduct all proceedings and negotiations in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto at its sole expense, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner at its sole expense. Seller shall, within thirty (30) days of receipt of a Tax Notice with respect to a Tax Claim (the "Tax Notice Period"), notify Buyer in writing of its intention to control and conduct the proceedings and negotiations in connection with such Tax Claim. In the event that Seller does notify Buyer of its intention to control and conduct the proceedings and negotiations in connection with any Tax Claim as provided above, Buyer shall have the right to fully participate in such proceedings and negotiations (including, without limitation, with counsel of its choice), at its sole expense, and Seller shall fully cooperate with Buyer in connection with such participation. If Seller does not deliver to Buyer within the Tax Notice Period written notice that it will control and conduct the proceedings and negotiations in connection with such Tax Claim, Buyer may control, or cause the applicable Group Member to control, and conduct such proceedings and negotiations in such manner as it may deem reasonably appropriate. In the event that Seller does not exercise its right to control and conduct the proceedings and negotiations in connection with any Tax Claim as provided above, Seller shall have the right to fully participate in such proceedings and negotiations (including, without limitation, with counsel of its choice), at its sole expense, and Buyer shall, and shall cause each Group Member to, fully cooperate with Seller and its accountants and other representatives in connection with such participation, and in all cases Buyer shall keep Seller fully informed as to all matters concerning such Tax Claim and shall promptly notify Seller in writing of any and all significant developments relating thereto. Without limiting the provisions hereof, Buyer and each of its respective Affiliates shall (and Buyer shall cause the Group Members to) fully cooperate with Seller in contesting any Tax Claim controlled by Seller pursuant to this Section 7.3(f)(ii), which cooperation shall include, without limitation, the retention and (upon Seller's request) the provision to Seller of records and information which are relevant to such Tax Claim, and making officers and employees available on a timely and mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

               (iii) Notwithstanding anything to the contrary contained herein, in no event shall Buyer or any Group Member settle or otherwise compromise any Tax Claim without Seller's prior written consent which may not be unreasonably withheld.

          (g) Seller shall be entitled to any net refunds of Income Taxes with respect to a Group Member for any period or portion hereof that begins prior to the Closing Date and ends on or before the Closing Date (whether or not such period or portion thereof ends for applicable Income Tax purposes on or before Closing Date), except to the extent such refund arises as the result of a carryback of a loss or other Tax benefit from a period after the Closing Date. Seller or its Affiliates may amend any Tax Return of Seller or any Group Member for any period that ends, for applicable Income Tax purposes, on or before the Closing Date without the prior written consent of Buyer; provided, however, that
                                                         --------  -------
Seller shall not take any action that would have the effect of increasing the Taxes of any Group Member for any taxable period (or portion thereof) beginning after the Closing Date, in which event Buyer's prior written consent shall be required, which consent shall not be unreasonably withheld or delayed. In no event shall Buyer's written consent be required to amend any Tax Return which is required by Law following resolution of a Tax dispute. Neither Buyer not any Group Member shall amend, or take any similar action with respect to, any Tax Return filed by Seller or by any Group Member with respect to any period that ends, for applicable Income Tax purposes, on or before the Closing Date without the prior written consent of Seller; provided that the foregoing shall not apply to any amended Tax Return which may be required by Law following resolution of a Tax dispute conducted in accordance with this Agreement. Buyer shall or shall cause the Company to forward to Seller any refund of Income Taxes of the Company pursuant to this subsection (g) within five (5) business days after such refund is received (or reimburse Seller for any credit within five (5) business day after the credit is allowed or applied against other Tax liability). Notwithstanding the foregoing, the control of the prosecution of a claim for a refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 7.3(f) hereof.

     7.4  Action by the Parties.
          ---------------------

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use its best efforts to take or cause to be taken all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective in the most expeditious manner practicable, the transactions contemplated by this Agreement, including without limitation (i) the obtaining of all necessary actions and non-actions, waivers and consents, if any, from any Governmental Body, the making of all necessary registrations or the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body; (ii) the obtaining of all necessary consents, approvals or waivers from any other Person;
(iii) the defending of any investigation, action, suit or other legal proceeding, whether judicial or administrative, challenging this Agreement, or the consummation of the transactions contemplated hereby; (iv) causing all the conditions described in Articles 3 and 4, as applicable, to be satisfied; and
(v) the execution of all additional instruments necessary to consummate the transactions contemplated by this Agreement.

          (b) Seller shall cause the Company to comply with its obligations under this Agreement which are to be performed prior to the Closing and Buyer shall cause the Company to comply with its obligations under this Agreement which are to be performed after the Closing.

          (c) Without limiting the generality of subsection (a) above and without limiting the condition set forth in Section 4.6 hereof, following Closing, Buyer shall and shall cause the Company to use their respective best efforts to cause substitute letters of credit and performance and bid bonds to be issued in favor of and delivered to the holders of all Bonds which are not canceled on or prior to the Closing Date.

     7.5  Exclusivity.
          -----------

          (a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, Seller shall not, and shall cause the agents, officers, directors and representatives of the Company and any of their Affiliates not to, directly or indirectly (i) solicit or initiate the submission of proposals or offers from any Person for, (ii) participate in any discussions or negotiate any terms pertaining to, or (iii) provide any nonpublic information to any other Person, with respect to or in furtherance of, any proposal for a merger or business combination involving, or acquisition of any interest in, or (except in the ordinary course of business) sale of assets by, the Company, except for the acquisition of the Shares by Buyer.

          (b) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, Seller shall not and shall cause the agents, officers, directors and representatives of the Company and any of their Affiliates not to disclose Confidential Information (as defined in Section 7.6(c) hereof) relating to the business of the Company to any Person other than as required by applicable Law, in order to enforce its rights hereunder, to auditors, counsel and other representatives, as may be compelled in any action or suit, and to Governmental Bodies.

     7.6  Restrictive Covenants.
          ---------------------

          (a) Seller covenants that for the five (5) year period beginning on the Closing Date, it will not, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a partner, principal, agent, representative, consultant, employee or otherwise with any business or enterprise engaged directly or indirectly within any portion of the United States or Canada in the Business. It is recognized by Buyer and by Seller that the Business is and is expected to continue to be conducted throughout the United States and Canada and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenant set forth in Section 7.6(b) hereof) are therefore not appropriate. The foregoing restriction shall not be construed to prohibit the ownership by Seller as a passive investment, of not more than five percent (5%) of any class of securities or other ownership interests of any Person which is engaged in any of the foregoing businesses having a class of securities or other ownership interests registered pursuant to the Securities Exchange Act of 1934.

          (b) Seller further covenants that for a five (5) year period beginning the Closing Date, it will not, either directly or indirectly, solicit the employment of any person who is currently employed in a managerial capacity by the Company on a full or part-time basis, and who is so employed at the time of such solicitation.

          (c) Seller recognizes and acknowledges that by reason of Seller's ownership of the Company it has had access to confidential information relating to the Business including without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships with dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with the Business ("Confidential Information"). Seller acknowledges that such Confidential Information is a valuable and unique asset and covenants that it will not use or disclose any such Confidential Information after the Closing Date to any Person for any reason whatsoever, unless such information (a) is in the public domain through no wrongful act of Seller, (b) has been rightfully received by Seller from a third party without restriction and without breach of this Agreement, (c) is disclosed to any Governmental Body or (d) is required to be disclosed by Law.

          (d)  Seller acknowledges that the restrictions contained in this
Section 7.6 are reasonable and necessary to protect the legitimate interests of Buyer, and that any violation will result in irreparable injury to Buyer and the Company.

          Seller agrees that Buyer and the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. In the event that any of the provisions of this Section 7.6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

          (e) The covenants set forth in this Section 7.6 shall be binding upon the successors and assigns of substantially all of the assets of Seller, except that, in the event of any such transaction, the foregoing shall not prohibit any such successor or assignee from continuing any of its then existing businesses.

     7.7  Maintenance of Salespeople.  Prior to the Closing Date, Seller agrees
          --------------------------
to, and agrees to cause the Company to, use their respective commercially reasonable efforts (which shall not include the payment or agreement to pay money or to institute or increase compensation or other benefits) to maintain employment of all salespeople employed by the Company as of the date hereof. In the event a salesperson or officer leaves the employ of the Company for any reason, Seller shall notify Buyer within three (3) business days of such person's separation of employment from the Company or within three (3) business days of the Company or Seller receiving written notice of such salesperson's intent to leave the employ of the Company (and, in any event, prior to the Closing if such termination occurs prior to the Effective Time).

     7.8  Labor Relations.  Buyer hereby agrees to defend and indemnify Seller
          ---------------
Indemnitees, and to hold each Seller Indemnitee harmless, from and against all Losses, which are sustained or incurred by any Seller Indemnitee by reason of or in connection with any claim, proceeding or suit brought against any Seller Indemnitee under the Worker Adjustment Retraining and Notification Act, or any local, state, federal or foreign law, which relates to actions taken by Buyer or any Group Member at any time after the Closing with regard to any site of employment or one or more facilities or operating units within any site of employment of any Group Member.

     7.9  Access to Information.
          ---------------------

          (a) Without limiting the generality of Section 7.3(c), for a period of six years from the Closing Date, Buyer shall (and shall cause each of the Group Members to), during normal business hours and upon reasonable advance notice, make available and provide Seller and its representatives (including, without limitation, counsel and independent auditors) with access to the facilities and properties of each of the Group Members and to all information, files, documents and records (written and computer) relating to any Group Member or any of its businesses or operations for any and all periods prior to or including the Closing Date which Seller (or any Affiliate) requires with respect to any reasonable business purpose (other than competing with the Company or soliciting employees of the Company after the end of the five year restrictive period), and shall (and shall cause each of the Group Members to) cooperate fully with Seller and its representatives (including, without limitation, its counsel and independent auditors) in connection with the foregoing, including, without limitation, by making tax, accounting and financial personnel and other appropriate employees and officers of each Group Member available to Seller and its representatives (including, without limitation, counsel and independent auditors). Without limiting the requirements of Section 7.3(c) and Section 7.13, during such six year period, Buyer shall retain all information, files, documents and records relating to the Group Members using the same document retention policies that it applies to its own similar information, files, documents and records.

          (b) Without limiting the generality of Section 7.3(c), Section 7.9(a) or Section 7.13, from and after the Closing Date, Buyer shall (and shall cause each of the Group Members to) fully cooperate with and assist, and shall cause its officers and employees (and the officers and employees of the Group Members) to fully cooperate with and assist, Seller and its representatives (including, without limitation, its counsel and independent auditors), in connection with:

               (i) the preparation of the Group Members' (or any Group Member's) portion of any Federal consolidated Income Tax Return, and of any state consolidated, combined or unitary Income Tax Return, for any period for which Seller is required to prepare such Tax Returns pursuant to
     Section 7.3(b)(A), and to that end Buyer shall cause the Group Members to prepare for and to deliver to Seller, within thirty (30) days following the Closing Date, that portion of Seller's Federal consolidated Income Tax Returns or Seller's state consolidated, combined or unitary Income Tax Returns for any period for which any Group Member is included thereon which relates to the Group Members and the Group Members' income, gains, losses, deductions and credits for any such period and shall cause the officers and employees of the Group Members to cooperate and assist Seller in Seller's review and verification of the same;

               (ii) any Tax audit, examination or proposed or final assessment or the like relating to Seller, the Group Members (or any Group Member);

               (iii) the preparation of any financial statements of the Group Members (or any Group Member) for (or including) any period (or portion thereof) ending on or before the Effective Time, and to that end Buyer shall cause each Group Member to prepare for and to deliver to Seller any financial information of the type historically prepared by any Group Member for all periods (or portions thereof) ending on or before the Effective Time and to cause the officers and employees of any Group Member to fully cooperate and assist Seller in its review and verification of the same;

               (iv) the preparation of the Closing Balance Sheet and the calculation of the Closing Date Net Working Capital;

               (v) providing factual information regarding the operation of the Company prior to the Effective Time in connection with any disputes under this Agreement, including, without limitation, any disputes under Sections 1.3 and 7.3(b) hereof; or

               (vi) the investigation, prosecution or defense of or response to any actions, claims or inquiries commenced by any Buyer Indemnitee, or by any Governmental Body or any other Person (including arising out of matters set forth in Section 9.1 hereof), against Seller (or any other Seller Indemnitee or any Affiliate thereof) or against Buyer (or any other Buyer Indemnitee), or by Seller (or any Affiliate thereof) against Buyer (or any other Buyer Indemnitee).

          (c) The cooperation and assistance of Buyer and the Group Members and their respective officers and employees under this Section 7.9 shall be rendered during normal business hours and in a manner which does not materially disrupt the business and operations of the applicable Group Member, and Buyer shall use its best efforts in the case of the preparation of any Tax Return and any financial statement, to cause such cooperation and assistance to be rendered without adverse consequences to Seller during the period that each of the Group Members has normally assisted Seller in the preparation of Tax Returns and financial statements. Seller shall reimburse Buyer and the Group Members for any extraordinary actual out-of-pocket expenses incurred by them in the preparation of any such Tax Returns and any such financial statement (however, such obligation shall not extend to any reimbursement of any cost or expense for time spent by officers or employees of the Group Members or Buyer in the assistance or preparation thereof, any administrative overhead of any Group Members or Buyer or any accounting or other ordinary course fees and expenses).

     7.10 Insurance Matters.
          -----------------

          (a)  (i)   Buyer and each Group Member acknowledge and agree that,
effective on December 31, 1999, coverage under all health and medical insurance, plans or programs sponsored or maintained by Seller or any Affiliate thereof (other than the Group Members) for all Employees, Former Employees and their Beneficiaries as applied to any and all of the Group Members (collectively, the "Seller's Health Plan") shall terminate and be of no further force or effect;

               (ii) Any expense incurred by an Employee, Former Employee or Beneficiary prior to the Effective Time that would have been covered under Seller's Health Plan shall continue to be the responsibility of Seller. From and after the Effective Time, Buyer shall cause the Group Members to pay to Seller any premium or other charges due in respect of coverage of Employees, Former Employees or Beneficiaries under Seller's Health Plan through the Effective Time within thirty (30) days after receipt of an invoice or statement relating to the same. The amount of such premiums and charges shall be calculated in accordance with Seller's and the Group Members' prior practices regarding such premiums and charges. Buyer agrees to notify all Employees, Former Employees and their Beneficiaries of the manner in which pre-Effective Time expenses under Seller's Health Plan are to be submitted for reimbursement and to request that all such expenses be submitted within sixty (60) days after the Closing Date;

               (iii) During the period from the Effective Time and until December 31, 1999 (the "Continuation Period"), Seller shall continue coverage for Employees under Seller's Health Plan; provided, however, during the
                                          --------  -------
Continuation Period, any such coverage shall be determined without the benefit of stop loss protection and excess insurance (in either case except to the extent Seller is actually reimbursed by an insurance carrier) or internal pooling arrangements. Buyer shall or shall cause the Company to reimburse Seller for all of the costs (including, for so long as applicable beyond the Continuation Period, run-out and benefits coverage continuation provided pursuant to Part 6 of Subtitle B of Title I of ERISA and/or Section 4980B of the
Code) of this continued coverage for covered expenses incurred by Employees after the Effective Time in excess of the Premium Credit Amount by remitting to Seller promptly upon being invoiced for the applicable premiums, premium equivalents, losses and charges and reconciliation items that it was remitting for such coverages immediately prior to the Closing Date; provided, however,
                                                          --------  -------
that any such amount shall be determined without the benefit of stop loss protection and excess insurance (in either case except to the extent Seller is actually reimbursed by an insurance carrier) or internal pooling arrangements. Seller shall remit to Buyer any associated reconciliation amount in Buyer's favor that was not credited against amounts owned. Neither Buyer nor the Group Members shall have any obligation to Seller to provide any employee benefits after December 31, 1999.

               (iv) Buyer and each Group Member acknowledge and agree that, effective as of the Effective Time, coverage for all Employees, Former Employees and their Beneficiaries under all life insurance, disability, AD&D or any other welfare or benefit plans or programs sponsored or maintained by Seller as applied to any and all of the Group Members shall terminate and be of no further force or effect.

          (b) From and after the Effective Time, (i) the Group Members shall cease to be covered with respect to any event or occurrence after the Effective Time under all insurance policies covering any Group Member and (ii) with respect to any event or occurrence prior to the Effective Time, the Group Members shall, subject to the terms and conditions of such policies, continue to be entitled to the benefits thereof.

          (c) Buyer shall cause the Group Members to pay to Seller from time to time any and all Retro-Premium Insurance Amounts within thirty (30) days after receipt by Buyer of an invoice from Seller that Seller has paid Retro-Premium Insurance Amounts other than in respect of matters for which Seller indemnifies Buyer pursuant to Section 9.1(d) or 9.1(e) hereof. Buyer shall cause the Group Members to promptly notify Patterson Planning and Seller of any claims which would be subject to any insurance coverage maintained by Seller or any of its Affiliates (other than any Group Member) for the benefit of any Group Member and based on events or occurrences on or prior to the Closing Date, and shall cause the Group Members to keep Patterson Planning and Seller advised of the status (and any developments regarding) of any such claims, and to cooperate with Patterson Planning and Seller and any insurance carrier in connection with the investigation and defense of any such claims, all in accordance and consistent with the standard practices and procedures established from time to time by Patterson Planning and Seller or any such insurance carrier.

           (d) No covenant or agreement by any party hereto to indemnify any other party hereto shall release, or be deemed to release, any insurer or other indemnitor of any Losses which might be the basis for any Indemnification Matter.

           (e) Effective as of the Closing Date, Seller shall remain responsible under Seller's Health Plan in respect of Former Employees under Seller's Health Plan for benefits coverage continuation provided pursuant to
Part 6 of Subtitle B of Title I of ERISA and/or Section 4980B of the Code and for post-retirement medical benefits.

     7.11  Certain Agreements.  Seller shall retain full responsibility for any
           ------------------
obligation of any Group Member to pay (i) any bonus, special or incentive compensation, whether presently due or due after the Closing (other than all salary continuation obligations), that in any case is related in any way to or affected by the transactions contemplated hereunder and (ii) any payments owing under the Phantom Stock Plan. At Seller's request, Buyer shall cause the Company to pay such compensation. Seller shall promptly pay Buyer the amount paid by the Company or its Affiliates, including any employer portions of Taxes arising from such payments, net of any Tax benefits to be realized by the Company or Buyer with respect to all such payments, to the extent that such Tax benefits were not taken into account in a Seller Tax Period in the calculation of Federal Income Taxes. The parties acknowledge and agree that the Company, as a subsidiary of Seller, shall be entitled to deduct amounts paid under the Phantom Stock Plan for Federal Income Tax purposes in respect of Seller Tax Periods, irrespective of whether any such amounts are paid after the Closing Date, such that Seller shall receive the benefit of any such deductions.

     7.12  Checking Accounts.  Seller hereby agrees to pay and be solely
           -----------------
responsible for any check presented after the Closing Date on the accounts set forth on Schedule 7.12 (the "Retained Accounts") or which was outstanding as of the Closing Date but not included in the liabilities on the Closing Balance Sheet. Buyer hereby agrees not to (and to cause each Group Member not to) write any additional checks after the Closing Date on any of the Retained Accounts. Seller hereby agrees not to write any additional checks on any account of a Group Member after the Closing Date, except for the Retained Accounts. Seller shall promptly either close the Retained Accounts or transfer ownership thereof from the applicable Group Member to Seller.

     7.13  Covered Matters.
           ---------------

           (a) (i) It is understood and agreed by Buyer and each Group Member that the Group Members are the owners of, and entitled to the benefits under, certain insurance policies (the "Insurance Policies"), which Insurance Policies cover claims and other matters which may be the subject of the indemnification by Seller of Buyer Indemnities for asbestos claims and other product liability claims as set forth in Section 9.1(d) and Section 9.1(e) hereof (the "Covered Matters").

               (ii) Notwithstanding Section 9.6 hereof, Buyer and each Group Member agree that, from and after the Closing Date, Seller shall have the sole and exclusive right, exercised in its sole discretion, to assume and direct the control of, and to conduct, prosecute and defend, all matters relating to or arising out of the Insurance Policies and the Covered Matters. Seller's rights referred to in the immediately preceding sentence shall include, without limitation, the exclusive right, in its sole discretion, to (i) control and conduct any and all proceedings, negotiations, settlements and related activities in connection with the Insurance Policies and the Covered Matters,
(ii) retain (and dismiss) legal counsel and other advisors with respect thereto as it deems necessary or appropriate, (iii) direct, control and conduct any and all investigations, tests and studies, (iv) sue in the name of and on behalf of each of the Group Members to enforce rights against the insurers under the Insurance Policies, whether at law, in equity or otherwise, and (v) to take all such other actions as may be necessary or appropriate, in Seller's sole discretion, in connection with the Insurance Policies and the Covered Matters.

               (iii) In the event that, for any reason, Seller is unable to execute or enforce any of the rights and remedies under this Section 7.13, Buyer and each of the Group Members shall, promptly at the request and at the sole expense of Seller, take any and all actions necessary or appropriate for Seller to obtain the full benefit of such rights and remedies.

          (b) Buyer, each Group Member and Seller agree that, effective at the Effective Time, each Group Member hereby sells, assigns and transfers to Seller any and all rights, entitlements and benefits, and any and all remedies that each Group Member may have at law, in equity or otherwise, with respect to and under (i) the Insurance Policies and the Covered Matters, (ii) all proceeds from all Insurance Policies, which proceeds may be applied by Seller in its sole discretion, including, but not limited to, to satisfy or discharge judgments, settlements and defense costs and expenses, (iii) each Group Member's right to direct and to sue (whether at law, in equity or otherwise and whether for declaratory judgment or otherwise) the insurers under the Insurance Policies, all in the name and on behalf of the applicable Group Member (including, without limitation, in order to enforce the coverages under the Insurance Policies) and
(iv) all attributes and incidents of ownership and coverage under each of the Insurance Policies, all as shall be necessary or appropriate to obtain the benefit of the Insurance Policies in respect of the Covered Matters. Without limiting the generality of the foregoing, the rights and remedies referred to in the immediately preceding sentence, shall include, without limitation, all rights, remedies, benefits and entitlements under all of the Insurance Policies, and any and all proceeds thereunder, maintained by or for the benefit of Group Members covering (in whole or in part) any costs, expenses, settlements, damages or other amounts relating to or arising out of any of the Covered Matters.
Buyer and each Group Member hereby agree that, in the event that Buyer or any Group Member shall receive any proceeds from any of the Insurance Policies in respect of a Covered Matter, such proceeds shall promptly be remitted and paid to Seller, as Seller's sole and exclusive property. In the event that, notwithstanding the foregoing, any such proceeds are retained by Buyer or any of the Group Members, it is understood and agreed that such retention shall constitute indemnification by Seller of the Buyer Indemnities in respect of Covered Matters under Section 9.1 hereof.

           (c) Without limiting the generality of Sections 7.3 or 7.9 hereof, from and after the Closing Date, Buyer and each of the Group Members shall fully cooperate with and assist, and shall cause their respective officers and employees to fully cooperate with and assist, Seller, the insurers under the Insurance Policies and their respective representatives (including without limitation, counsel) in connection with the Insurance Policies and the Covered Matters. Such cooperation shall include, but not be limited to, at Seller's request and at its sole expense (i) providing during normal business hours officers and employees of the Group Members as witnesses and as sources of information, (ii) providing access to and copies of such documents, financial records and other information in the possession of the Group Members as Seller deems necessary or appropriate in the conduct of the matters contemplated by this Section 7.13 or which otherwise impact on or otherwise affect the Covered Matters (including, without limitation, all computer sales records, original vendor cards, product catalogs, sample boards and salesmen's records), (iii) as necessary, executing and delivering pleadings, interrogatories and other court papers and (iv) providing prompt notice to Seller (and at Seller's request appropriate insurers and counsel) of the receipt by any Group Member of service of process and any other written materials with respect to the Insurance Policies or the Covered Matters.

           (d) Notwithstanding anything to the contrary contained herein, effective at the Effective Time, the Group Members hereby sell, assign and transfer to Seller all handwritten ledger sheets/schedules showing prepaid insurance during the period December 1948 through December 1966. Buyer and each of the Group Members acknowledge and agree that possession of the foregoing documents shall be transferred to Seller on or prior to the Closing Date.

     7.14  Assignment of Claims.  After the Closing Date, to the extent that any
           --------------------
applicable Group Member has a claim against a Person, which claim is based on an Indemnification Matter pursuant to Sections 9.1(c), 9.1(d) or 9.1(e), such applicable Group Member hereby assigns to Seller such Group Member's right, title and interest in and to such claim that such Group Member has against such Person up to the amount incurred by Seller and its Affiliates in connection with the defense of such claim and the amount of the indemnification by Seller of Buyer Indemnities under such Sections.

     7.15  Accounts Receivable.
           -------------------

     (a) Following the 150th day after the Closing Date, Buyer shall send to Seller notice signed by its President or Chief Financial Officer of the amount (the "Uncollected Amount") of the accounts receivable of the Company arising prior to the Closing Date which have not been collected (the "Receivables Notice") if the Uncollected Amount is in excess of the reserve for bad debt set forth on the Closing Balance Sheet. Upon the delivery of the Receivables Notice, Buyer shall have the option, but not the obligation, to sell to Seller, in which event Seller shall purchase, the accounts receivable of the Company arising prior to the Closing Date which have not been collected (the "Uncollected Accounts") from the Company. In the event that Buyer exercises its option to sell the Uncollected Accounts to Seller pursuant to this Section, Seller shall pay to Buyer the amount by which the Uncollected Amount exceeds the reserve for bad debt set forth on the Closing Balance Sheet in immediately available funds within ten business days of delivery of the Receivables Notice.

     (b) Buyer shall apply all payments from customers which are accounts receivable as directed by such customer. If the customer fails to direct payment, the payment will be placed in an open account and the customer will be telephoned to request direction as to which invoice the payment relates, the payment shall be credited in accordance with the customer's instructions. In the absence of direction from the customer after Buyer has requested direction, payment shall be applied to the oldest account receivable first. Buyer shall cause the Company to collect all of the accounts receivable of the Company arising prior to the Closing Date in good faith and in a manner consistent with the Company's standard collection practices. If a customer asserts that the sole reason for failure to pay the accounts receivable is an action or omission of the Company following the Closing, such outstanding accounts receivable shall not be considered part of the Uncollected Amount.

     7.16  Automobile Leases.  Reference is made to the motor vehicle leases set
           -----------------
forth on Schedule 5.15(f)(2) and Schedule 5.15.(f)(3) (the "Automobile Leases"). Seller shall use commercially reasonable efforts to obtain the consent of the other contracting party to assign such Automobile Lease to the Company prior to the Closing Date. In the event that Seller is able to obtain such consent, the Company shall assume the liabilities and obligations of Seller arising or to be performed under such Automobile Leases. In the event that Seller is unable to obtain such consent, Seller shall not terminate the Automobile Leases and the Company will make the payments under the Automobile Leases and insure the automobiles and otherwise abide by the terms of the Automobile Leases.

8.   Conduct of the Company's Business Prior to the Closing.
     ------------------------------------------------------

     8.1   Operation in Ordinary Course.  Between the date of this Agreement and
           ----------------------------
the earlier to occur of the termination of this Agreement and the Closing Date, the Company shall, and Seller shall cause the Company to, conduct its businesses in all material respects in the ordinary course and consistent with past practice.

     8.2   Business Organization.  Between the date of this Agreement and the
           ---------------------
earlier to occur of the termination of this Agreement and the Closing Date, the Company shall use commercially reasonable efforts (which shall not include the payment or agreement to pay money or to institute or increase compensation or other benefits) and Seller shall cause the Company to use commercially reasonable efforts, to (a) preserve substantially intact the business organization of the Company and keep available the services of the present officers and employees of the Company, and (b) preserve in all material respects the present business relationships of the Company.

     8.3   Corporate Organization.  Between the date of this Agreement and the
           ----------------------
earlier to occur of the termination of this Agreement and the Closing Date, Seller shall not cause or permit any amendment of the certificate of incorporation or by-laws (or other governing instrument) of the Company, and the Company shall not and Seller shall cause the Company not to:

          (a) issue, sell or otherwise dispose of any equity securities of the Company or any of its subsidiaries, or create or suffer to be created any Encumbrance thereon, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the sale or disposition of any equity securities of the Company or any of its subsidiaries;

          (b) reclassify, split up or otherwise change any of its equity securities;

          (c) grant any general increase in the rates of pay of its hourly-paid employees, grant any increase in the salary or other compensation of any of its officers or other salaried employees or grant any bonuses of any kind to any of its employees, except, in any case, pursuant to existing compensation, bonus and incentive plans and policies;

          (d) be party to any merger, consolidation or other business combination;

          (e) sell, lease, license or otherwise dispose of any of its properties or assets (including without limitation, rights with respect to any Intellectual Property or other proprietary rights), except in the ordinary course of business;

          (f) organize any new subsidiary or acquire any equity securities of any Person or any equity or ownership interest in any business; or

          (g)  commit to do any of the foregoing.

     8.4  Other Restrictions.  Between the date of this Agreement and the
          ------------------
earlier to occur of the termination of this Agreement and the Closing Date, the Company shall not, and Seller shall cause the Company not to:

          (a) except for intercompany borrowings and/or loans with, to or from Seller and its Affiliates, borrow any funds or otherwise become subject to, whether directly or by way of guarantee or otherwise, any indebtedness for borrowed money;

          (b) except for Permitted Liens, create any material Encumbrance on any of its material properties or assets;

          (c) create or materially modify, except as noted in the Schedules to this Agreement, any bonus, deferred compensation, pension, profit sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice or any other employee benefit plan (as defined in Section 3(3) of ERISA);

          (d) terminate the employment of any officer, salesperson or other key employee of the Company for any reason or permit any such employee to resign from the Company, in any case, without giving notice to Buyer within three (3) business days after, as applicable, such termination or receiving written notice of (i) such termination or resignation or (ii) such employee's intention to terminate employment or resign;

          (e) make any capital expenditure or acquire any property or assets (other than inventory, raw materials and supplies) for a cost in excess of $50,000 in any one case or $100,000 in the aggregate;

          (f) enter into any agreement that materially restricts the Company or any of its subsidiaries from carrying on its business;

          (g) pay, discharge or satisfy any material claim, liability or obligation, absolute, accrued, contingent or otherwise, other than the payment, discharge or satisfaction in the ordinary course of business;

          (h)  cancel or waive any material claims or rights;

          (i) exercise any material right or option under any Real Property Lease or extend or renew any Real Property Lease;

          (j) enter into any amendment, modification, waiver, termination, assignment, mortgage or hypothecation of any Real Property Lease or sublet or encumber all or any portion of any Leased Real Property;

          (k) acquire or purchase any interest in real property, including, without limitation, fee and leasehold interests;

          (l) sell, dispose of, transfer, mortgage, hypothecate or encumber all or any portion of the Owned Real Property; or

          (m) open any additional checking or money market accounts other than the Retained Accounts.

     8.5  Real Property Rights Clarification.  On or prior to the Closing Date,
          ----------------------------------
Seller shall deliver or cause to be delivered to Buyer executed satisfaction or discharges in recordable form of all mortgages which encumber the Owned Real Property or any lease of any Real Property.

9.   Indemnification.
     ---------------

     9.1  Indemnification by Seller.  Subject to the limitations contained in
          -------------------------
this Section 9, after the Closing Date, Seller shall indemnify Buyer, its successors and assigns, and each of their respective directors, officers and agents (the "Buyer Indemnitees") against and hold each of them harmless from any and all claims, losses, damages (excluding any consequential damages, punitive damages and lost profits), fines, penalties, liabilities and expenses (including, without limitation, remediation or clean up costs, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions, or in asserting, preserving or enforcing any indemnification rights hereunder) ("Losses") incurred by such Buyer Indemnitee in connection with or arising out of each and all of the following:

          (a) any breach of any representation or warranty made by Seller in this Agreement (except with respect to clause (c) of the definition of Permitted Liens and except with respect to Sections 5.7, 5.13(i) and 5.31 (in each case, which shall retain any materiality or Material Adverse Effect qualifier contained therein), without regard to any materiality or Material Adverse Effect qualifier contained therein);

          (b) any breach of any covenant, agreement or obligation of Seller to be performed after the Closing Date contained in this Agreement or any other certificate or document delivered pursuant to this Agreement;

          (c) any liability to a Governmental Body arising out of unredeemed credits for merchandise returned prior to the Closing in excess of the reserve therefor on the Closing Balance Sheet;

          (d) any asbestos claims arising out of the sale of products by the Company prior to the Closing Date to the extent not actually paid by insurance;

          (e) any product liability claims arising out of occurrences occurring prior to the Closing Date and arising out of the sale of products by the Company prior to the Closing Date to the extent not actually paid by insurance;

          (f) any liability for Federal Income Taxes of any Group Member, including but not limited to under Treasury Regulation Section 1.1502-6, with respect to any Seller Tax Period. For purposes of this Agreement, all Federal Income Taxes with respect to any Group Member shall be apportioned between the Seller Tax Period and the period beginning the day after the Closing Date, as though the taxable year of the Group Member terminated on the Closing Date;

          (g) any liability arising under the Management Agreement or the Phantom Stock Plan; and

          (h) any liability for the occurrence of workers compensation claims occurring prior to the Closing Date to the extent exceeding the reserve for workers compensation claims on the Closing Balance Sheet.

     9.2  Indemnification by Buyer.  Subject to the limitations contained in
          ------------------------
this Section 9, after the Closing Date, Buyer shall indemnify and hold harmless Seller, its successors and assigns, and each of their respective employees, directors, officers, stockholders and agents (the "Seller Indemnitees") against and hold each of them harmless from any and all Losses incurred by such Seller Indemnitee in connection with or arising out of each and all of the following:

          (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto;

          (b) the breach of any covenant, agreement or obligation of Buyer's or the Company (to be performed after the Closing), contained in this Agreement or any certificate or document delivered pursuant to this Agreement;

          (c)  any of the Bonds; and;

          (d)  any of the Automobile Leases.

     9.3  Certain Limits On and Provisions Relating to Indemnification.
          ------------------------------------------------------------

          (a) Notwithstanding the foregoing, with respect to any claim by a Buyer Indemnitee for indemnification under Section 9.1(a) (other than any claims for any inaccuracy in or breach of Section 5.1(a) or Sections 5.3 or 5.17 (insofar as such Section 5.17 covers Income Taxes)), such Buyer Indemnitee may not seek indemnification with respect to any claim for Losses until the sum of all Losses for which such Buyer Indemnitee is seeking indemnification under
Section 9.1(a) equals or exceeds $425,000 and then only for such excess. The maximum aggregate amount recoverable from Seller with respect to any Losses in connection with claims by a Buyer Indemnitee for indemnification under Section 9.1(a) (other than claims for any inaccuracy in or breach of Section 5.1(a) or Sections 5.3 or 5.17) shall not exceed $25,000,000. For purposes of calculating the amount of Losses for which a Buyer Indemnitee or Seller Indemnitee may be entitled, only Losses in excess of $5,000, individually, shall be considered.

          (b) Notwithstanding anything to the contrary contained herein, no Buyer Indemnitee shall be entitled to indemnification for any Losses to the extent that the Losses incurred or sustained by a Buyer Indemnitee are reflected on the Closing Balance Sheet as a current liability and are included in the calculation of Closing Date Net Working Capital.

     9.4  Procedure for Claims.
          --------------------

          (a) Any Person who desires to seek indemnification under any part of this Section 9 (each, an "Indemnified Party") shall give written notice in reasonable detail (a "Claim Notice") to each party responsible or alleged to be responsible for indemnification hereunder (an "Indemnitor") prior to any applicable Expiration Date. Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount of Losses thereof to the extent then known. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the Losses in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice within a reasonable period after the matter giving rise to the claim becomes finally resolved (the "Liquidated Claim Notice") and the Liquidated Claim Notice shall specify the amount of the Losses.

          (b) If any Indemnitor shall be obligated to indemnify an Indemnified Party pursuant to this Section 9, such Indemnitor shall pay to such Indemnified Party the amount to which such Indemnified Party shall be entitled within fifteen (15) days after the day on which such Indemnitor became so obligated to the Indemnified Party.

          (c) Any Claim Notice shall be considered timely made for the purposes of this Section 9 if given prior to the termination of the applicable Expiration Date and in accordance with the notice requirements of Section 11.

     9.5  Claims Period.  Any claim for indemnification under this Section 9
          -------------
shall be made by giving a Claim Notice under Section 9.4 on or before the applicable "Expiration Date" specified below in this Section 9.5. The following claims shall have the following respective "Expiration Dates": (a) April 30, 2001 for any claims that are not specified in any of the succeeding clauses; (b) the date on which the applicable statute of limitations expires for any claim for Losses related to (i) a breach of any covenant or agreement to be performed after the Closing Date, (ii) a breach of any representations or warranties of a party to this Agreement that were made with an intent to mislead or defraud or with a reckless disregard of the accuracy thereof or (iii) a breach of the representation and warranty contained in Sections 5.1(a), 5.3 or 5.17; (c) in perpetuity for any claim for Losses related to or arising under Sections 9.1(c), 9.1(d) or 9.1(e); or (d) the fifth anniversary of the Closing Date for a breach of the representation and warranty contained in Section 5.19. If more than one of such Expiration Dates applies to a particular claim, the latest of such Expiration Dates shall be the controlling Expiration Date for such claim. So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

     9.6  Third Party Claims.
          ------------------

          (a) As soon as is reasonable following the receipt of written notice of a claim by a third party (a "Third Party Claim"), the party receiving such Third Party Claim shall send a Claim Notice and, if applicable, a Liquidated Claim Notice as required pursuant to Section 9.4(a). Failure of the Indemnified Party to give a Claim Notice of such Third Party Claim to the Indemnitor shall not relieve the Indemnitor of any liability pursuant to this Section 9 (except
(i) to the extent that the Indemnitor shall suffer actual prejudice thereby or
(ii) if the Claim Notice was sent after the applicable Expiration Date). Except as hereinafter provided in this Section 9.6, the Indemnified Party shall not, and the Indemnitor shall, have the right (using counsel reasonably satisfactory to the Indemnified Party) to contest, defend, litigate or settle such Third Party Claim which involves (and continues to involve) solely monetary damages; provided that the Indemnitor shall have notified the Indemnified Party in writing of its intention to contest, defend or litigate such Third Party Claim within sixty (60) days of the Indemnified Party having given the Claim Notice to the Indemnitor (or such shorter period as may be required to file an answer or take other action to contest the Third Party Claim) and provided further that the Indemnitor shall diligently contest the Third Party Claim (the condition being referred to as the "Litigation Condition"). The Indemnified Party shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the Indemnitor; provided, however, that the Indemnified Party shall be entitled to reimbursement therefor after the Indemnified Party shall give written notice to the Indemnitor of its failure to satisfy the Litigation Condition. In addition, the Indemnitor may not settle any Third Party Claim seeking specific performance or other equitable relief by or against the Indemnified Party if the result of such settlement could have a Material Adverse Effect on the Company.

          (b) Except as otherwise provided herein, the Indemnified Party, if it shall have assumed the defense of any Third Party Claim as provided for in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed). The Indemnitor shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement which commits the Indemnified Party to take, or to forebear to take, any action or which does not provide for a complete release by such third party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves solely equitable or other non-monetary relief applicable solely to the Indemnified Party. All expenses (including, without limitation, reasonable attorneys fees) incurred by the Indemnitor in connection with the foregoing shall be paid by the Indemnitor. No failure by an Indemnitor to acknowledge in writing its indemnification obligations under this Section 9 shall relieve it of such obligations to the extent they exist.

          (c) If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnitor fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this Section 9.6, or if the Indemnitor fails to meet the Litigation Condition, (i) the Indemnitor shall not be entitled, or shall lose its right, to contest, defend, litigate and settle such a Third Party Claim and (ii) the Indemnified Party shall have the right, without prejudice to its rights of indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least three (3) business days prior to any such settlement, written notice of its intention to settle is given to the Indemnitor. If, pursuant to this Section 9.6, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed by the Indemnitor for the Losses of contesting, defending, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnitor of itemized bills for said Losses.

          (d)  Without limiting the generality of Section 7.3(c), Section 7.9 or
Section 7.13, Buyer shall cause the employees of the Company to cooperate with Seller in defending any Third Party Claims in which Seller is the Indemnified Party or is responsible pursuant to Section 9.1.

     9.7  Effect of Investigation or Knowledge.
          ------------------------------------

          (a) Any claim by a Buyer Indemnitee for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to Buyer, nor shall such a claim be adversely affected by Buyer's knowledge on or before the Closing Date of any breach of the type specified in
Section 9 or of any state of facts that may give rise to such a breach. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants or obligations.

          (b) Notwithstanding Section 9.5 or Section 9.7(a) above, with respect to any claim by Seller or Buyer against the other based upon a breach of any covenant or agreement of the other herein which is required to be performed on or prior to the Closing Date (the "Pre-Closing Covenants"), such Pre-Closing Covenant shall not survive the Closing and the breach thereof shall be deemed to have been waived by the party for whose benefit such Pre-Closing Covenant exists; provided, that in the event that such breach has had a Material Adverse Effect in the case of the Company, or a material adverse effect on Seller in the case of Seller, and the party who has breached such Pre-Closing Covenant has taken actions to intentionally conceal the existence of such breach from the party for whose benefit such Pre-Closing Covenant exists, and provided further that the party for whose benefit such Pre-Closing Covenant exists has sustained or incurred Losses that would otherwise constitute an Indemnification Matter covered by the provisions of Sections 9.1 or 9.2, as the case may be, then the applicable Pre-Closing Covenant shall be deemed to have survived the Closing.


     9.8  Losses Net. The amount of Losses for which indemnification is
          ----------
provided under this Section 9 shall be net of Tax benefits to be received by the Indemnified Party (assuming payment of the indemnification claim by the Indemnifying Party), and net of any amounts recoverable by the Indemnified Party under insurance policies with respect to such Losses.


     9.9  Sole and Exclusive Remedy. After the Closing Date, each party hereto
          -------------------------
acknowledges and agrees that such party's sole and exclusive remedy with respect to Losses and any and all other claims relating to the subject matter of this Agreement and the transactions contemplated hereby (other than disputes arising under Section 1.3 hereof which disputes shall be resolved as set forth in such Section and other than pursuant to Sections 7.3(b)(C) and 13.9) shall be in accordance with, and limited by, the indemnification provisions set forth in this Section 9 and in Section 12, except with respect to any intentional misrepresentation, willful breach of representation set forth herein, or fraud by Seller or Buyer.

10.  Termination.
     -----------

     10.1 Termination. This Agreement may be terminated at any time prior to
          -----------
the Closing by:

          (a) The mutual written consent of Buyer and Seller;

          (b) Buyer, if the conditions set forth in Section 3 hereof shall not have been met by December 31, 1999, except if such conditions have not been met solely as a result of the action or inaction of the party seeking to terminate;

          (c) Seller, if the conditions set forth in Section 4 hereof shall not have been met by December 31, 1999, except if such conditions have not been met solely as a result of the action or inaction of the party seeking to terminate;

          (d) at any time before the Closing, by Buyer or Seller in writing, in the event that any Governmental Body shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

          (e) at any time before the Closing, by either Buyer or Seller in writing, without liability to the terminating party on account of such termination, if such terminating party is not then in material breach of this Agreement and the nonterminating party shall (i) fail to perform in any material respect its agreements contained herein required to be performed on or prior to the Closing Date and such nonterminating party has not cured in all material respects such breach on or prior to December 31, 1999 and such nonterminating party is diligently pursuing such cure; provided that it is understood and agreed that the nonterminating party shall not have the ability or right to cure a breach of its obligation to close the transactions contemplated hereby (notwithstanding that the nonterminating party's conditions to such obligation to close contained in Sections 3 or 4, as the case may be, have been satisfied or that the terminating party stands ready, willing and able to satisfy such conditions but for such breach) or (ii) breach in any material respect any of its representations or warranties contained herein and such nonterminating party has not cured in all material respects such breach on or prior to December 31, 1999 and such nonterminating party is diligently pursuing such cure. Any termination pursuant to this Section 10.1 (other than a termination pursuant to Section 10.1(a) hereof) shall be effected by written notice from the party so terminating to the other parties hereto.

     10.2 Effect on Obligations. Termination of this Agreement pursuant to
          ---------------------
Section 10.1 shall terminate all obligations and liabilities of the parties to each other hereunder, except for the obligations under Sections 10.3, 12 and 13; provided that in the event of a termination of this Agreement pursuant to subsection 10.1(e) above under circumstances where the nonterminating party has breached its obligation to close the transactions contemplated hereby (notwithstanding that the nonterminating party's conditions to such obligation to close contained in Sections 3 or 4, as the case may be, have been satisfied or that the terminating party stands ready, willing and able to satisfy such conditions but for such breach), the terminating party may exercise all available rights and remedies at law.

     10.3 Return of Documentation. Following a termination in accordance with
          -----------------------
Section 10, Buyer shall return all agreements, documents, contracts, instruments, books, records, materials and all other information of the Group, any Group Member or any Affiliate thereof provided by any Group Member, Seller or by any representative of any Group Member or Seller to Buyer or any representatives of Buyer in connection with the transactions contemplated by this Agreement, and Seller shall return all agreements, documents, contracts, instruments, books, records, materials and all other information of Buyer provided by Buyer or any representative of Buyer to Seller in connection with the transactions contemplated by this Agreement.

     10.4 Sole and Exclusive Remedy. Prior to the Closing, each party hereto
          -------------------------
acknowledges and agrees that such party's sole and exclusive remedy with respect to Losses and any and all claims for any breach or liability under this Agreement or otherwise relating to the subject matter of this Agreement and the transactions contemplated hereby shall be solely in accordance with, and limited by, Sections 10.1, 10.2 and 13.9 hereof, except with respect to any intentional misrepresentation, willful breach of the covenants set forth herein or fraud by Seller or Buyer.

11.  Notices. All notices, consents, assignments and other communications under
     -------
this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with receipt confirmed), (c) three (3) business days after being sent by registered mail, return receipt requested, or (d) one (1) business day after being sent by recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other parties).

          (a)  If to Buyer:

               Wilmar Industries, Inc.
               303 Harper Drive
               Moorestown, NJ  08057
               Attention: General Counsel
               Telecopy: (609) 439-1333

               With a copy to:

               Morgan, Lewis & Bockius LLP
               502 Carnegie Center
               Princeton, NJ 08540
               Attention: Steven M. Cohen, Esq.
               Telecopy: (609) 919-6639

          (b)  If to Seller:

               The Dyson-Kissner-Moran Corporation
               565 Fifth Avenue
               New York, NY 10017
               Attention: General Counsel
               Telecopy: (212) 599-5105

               With a copy to:

               Tory Haythe
               237 Park Avenue, 20th Floor
               New York, NY 10017
               Attention: Bradley P. Cost, Esq.
               Telecopy: (212) 682-0200

12.  Brokers and Finders.
     -------------------

     12.1 Seller's Obligations. Neither Buyer nor any Group Member shall have
          --------------------
any obligation to pay any financial advisory, finder's fee or other compensation to any Person claiming by, through or under Seller or any Group Member in connection with the sale of the Shares contemplated by this Agreement and the transactions contemplated herein, and Seller hereby agrees to defend, indemnify and hold Buyer harmless from any Losses sustained or incurred by Buyer by reason of any such claim for any such fee or other compensation.

     12.2 Buyer's Obligations. Seller shall not have any obligation to pay any
          -------------------
financial advisory, finder's fee or other compensation to any Person claiming by, through or under Buyer (or any Affiliate thereof) in connection with this Agreement and the transactions contemplated herein, and Buyer hereby agrees to defend, indemnify and hold Seller harmless from any Losses sustained or incurred by Seller by reason of any such claim for any such fee or other compensation.
It is understood and agreed that Buyer shall be solely responsible for the fees and the expenses of Speery Mitchell & Company and William Blair & Company, LLC in connection with this Agreement and the transactions contemplated hereby.

13.  Miscellaneous.
     -------------

     13.1 Expenses. Each party shall bear its own expenses incident to the
          --------
preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

     13.2 Captions; Section References. The captions in this Agreement are for
          ----------------------------
convenience of reference only and shall not be given any effect in the interpretation of this Agreement. Unless otherwise specified, section references in this Agreement refer to the applicable section or subsection of this Agreement.

     13.3 Modification and Waiver. No amendment, modification or alteration of
          -----------------------
the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions of this Agreement and the same shall not be deemed to or constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

     13.4 Exclusive Agreement; Amendment. This Agreement supersedes all prior
          ------------------------------
agreements among the parties with respect to its subject matter other than the Confidentiality Agreement dated June 7, 1999, and is intended (with the Schedules referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and cannot be changed or terminated orally.

     13.5 Governing Law. This Agreement and (unless otherwise provided) all
          -------------
amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of New Jersey, without regard to the conflicts of law principles thereof.

     13.6 Binding Effect. This Agreement shall inure to the benefit of and be
          --------------
binding upon the parties hereto and their respective successors and assigns, provided that neither party may assign its rights hereunder without the consent of the other party.

     13.7 Public Announcements. No party hereto shall make any public
          --------------------
statements, including without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party except as may be required by law and then, only after reasonable prior notice to the other party hereto.

     13.8 Counterparts. This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     13.9 Specific Performance and Injunctive Relief. Each of the parties
          ------------------------------------------
acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled as expressly set forth in this Agreement.

     13.10  Waiver of Conflict of Interest Claim. It is expressly understood
            ------------------------------------
and agreed that in the event of any controversy, suit, petition, arbitration or other legal action which arises or is commenced in connection with this Agreement, its schedules or exhibits, or the transactions contemplated hereby, Seller, Buyer and each Group Member shall be free following the Closing to retain counsel of their choice to represent them in connection with any such controversy, suit, petition, arbitration or other legal action. In furtherance of the foregoing, Buyer, each Group Member and Seller expressly waive any claim of conflict of interest and agree that they will not take any steps following the Closing to attempt to disqualify Tory Haythe or Morgan, Lewis & Bockius LLP if any such firm is selected and retained by the other for any reason whatsoever and acknowledges that this waiver is granted with full knowledge of Tory Haythe's and Morgan, Lewis & Bockius' participation in, representation of a party to, this Agreement and the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        WILMAR INDUSTRIES, INC.

                                        By: /s/ William S. Green
                                           ---------------------
                                        Name:   William S. Green
                                        Title:  Chief Executive Officer

                                        THE DYSON-KISSNER-MORAN CORPORATION

                                        By: /s/ Robert D. Farley
                                           ---------------------
                                        Name:   Robert D. Farley
                                        Title:  Vice President

                                    Annex A

               Definitions Used in the Stock Purchase Agreement

     As used in this Agreement, the following terms shall have the meaning assigned thereto in this Annex (or the meaning assigned thereto in the referenced section of this Agreement):

     "Affiliate" shall mean, with respect to any Person, any other Person which shall be directly or indirectly controlling or controlled by or under common control with such Person. For purposes of this Agreement, a particular Person shall be deemed to control another Person if that Person or possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities, by contract or otherwise.

     "Agreement" shall have the meaning assigned thereto in the introduction to this Agreement and as the same may be amended from time to time in accordance with its terms.

     "Approvals" shall have the meaning assigned thereto in Section 5.9(d) of this Agreement.

     "Arbitrator" shall have the meaning assigned thereto in Section 1.3(d) of this Agreement.

     "Audited Statements" shall have the meaning assigned thereto in Section 5.7(a) of this Agreement.

     "Automobile Leases" shall have the meaning assigned thereto in Section 7.16 of this Agreement.

     "Balance Sheet Date" shall mean September 30, 1999.

     "Base Purchase Price" shall have the meaning assigned thereto in Section
1.2 of this Agreement.

     "Beneficiary" shall mean the Person(s) designated by an Employee, Former Employee, by operation of Law or otherwise, as the party entitled to compensation, benefits, damages, insurance coverage, payments, indemnification or any other goods or services as a result of any liability or claim under any applicable welfare or benefit plan or program.

     "Big Five Accounting Firm" shall mean any one of the following independent public accounting firms or their successors: Arthur Andersen, Pricewaterhouse Coopers & Lybrand, Deloitte & Touche, Ernst & Young or KPMG Peat Marwick.

     "Bonds" shall have the meaning assigned thereto in Section 4.6 of this Agreement.

     "Business" shall mean the business of distributing plumbing, heating, electrical and general maintenance products of the type distributed by the Company on the date hereof to the institutional, commercial (including apartment houses) and industrial after markets, provided that such term shall not mean the business of manufacturing and distributing any of such products.

     "Buyer" shall mean Wilmar Industries, Inc., a New Jersey corporation.

     "Buyer Indemnitees" shall have the meaning assigned thereto in Section 9.1 of this Agreement.

     "Buyer's Accountant" shall have the meaning assigned thereto in Section 1.3(a) of this Agreement.

     "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. (S)(S)9601 et seq.
                           -- ---

     "Claim Notice" shall have the meaning assigned thereto in Section 9.4(a) of this Agreement.

     "Claims" shall have the meaning assigned thereto in Section 5.19(b) of this Agreement.

     "Closing" shall have the meaning assigned thereto in Section 2.1 of this Agreement.

     "Closing Balance Sheet" shall have the meaning assigned thereto in Section 1.3(a) of this Agreement.

     "Closing Date" shall have the meaning assigned thereto in Section 2.1 of this Agreement.

     "Closing Date Net Working Capital" shall have the meaning assigned thereto in Section 1.3(b) of this Agreement.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commitments" shall have the meaning assigned thereto in Section 5.15 of this Agreement.

     "Company" shall have the meaning assigned thereto in the introduction to this Agreement. For purposes of subsection (c) through (o) of Section 5.16 of this Agreement, the term "Company" includes any ERISA Affiliate.

     "Confidential Information" shall have the meaning assigned thereto in
Section 7.6(c) of this Agreement.

     "Dispute Notice" shall have the meaning assigned thereto in Section 1.3(c) of this Agreement.

     "Dispute Period" shall have the meaning assigned thereto in Section 1.3(c) of this Agreement.

     "Disputed Matters" shall have the meaning assigned thereto in Section 1.3(c) of this Agreement.

     "Effective Time" shall mean the close of business Eastern Standard Time on the Closing Date.

     "Employee Benefit Plans" shall mean (i) any pension plan, 401(k) plan, profit-sharing plan, health or welfare plan, and any other employee benefit plan (within the meaning of Section 3(3) of ERISA) that is maintained or sponsored by the Company or to which the Company contributes, and (ii) any other benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to one or more present or former employees, that is maintained or sponsored by the Company or to which the Company contributes, including, without limitation, employment agreements, severance policies or agreements, executive compensation arrangements, rabbi trusts, incentive arrangements, sick leave, vacation pay, salary continuation, workers' compensation, bonus plans, stock option, stock grant or stock purchase plans, medical insurance, life insurance, tuition reimbursement programs or scholarship programs, any plans subject to section 125 of the Code, and any plans providing benefits or payments in the event of a change of ownership or control.

     "Employees" shall mean all individuals with whom a Group Member maintains, on the Closing Date, an employer-employee relationship, including any individuals on lay-off, disability or leave of absence, whether paid or unpaid.

     "Encumbrance" shall have the meaning assigned thereto in Section 1.1 of this Agreement.

     "Environmental Condition" shall mean any condition or circumstance, that
(i) requires abatement or correction under any Environmental Law, (ii) includes the presence of Hazardous Substances, (iii) gives rise to any civil or criminal liability under any Environmental, Law, or (iv) creates a public or private nuisance.

     "Environmental Laws" shall mean CERCLA, RCRA, the Clean Water Act, 33 U.S.C. (S)(S) 1321 et seq., the Clean Air Act, 42 U.S.C. (S)7401 et seq. and any
                   -- ---                                        -- ---
and all other federal, state, county, provincial, local laws, regulations and ordinances and foreign statutes, regulations, ordinances, laws and requirements relating to health and safety and pollution or protection of the environment, including laws, regulations and requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or

Hazardous Substances into the environment (including without limitation ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, record keeping, notification, reporting or handling of Hazardous Substances, pollutants, contaminants, chemicals, or industrial, toxic or other hazardous substances or wastes.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law

     "ERISA Affiliate" means any person that, together with the Company, is or was at any time treated as a single employer under Section 414 of the Code or
Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

     "Expiration Date" shall have the meaning assigned thereto in Section 9.5 of this Agreement.

     "Former Employees" shall mean all individuals as to whom an employer-employee relationship with any Group Member existed prior to the Closing Date, but does not exist on the Closing Date, who remain entitled to benefits under any applicable welfare or benefit plan or program.

     "Financial Statements" shall have the meaning assigned thereto in Section 5.7(a) of this Agreement.

     "GAAP" shall mean generally accepted accounting principles consistently applied.

     "Governmental Body" shall mean any domestic or foreign national, state or municipal or other local government or multi-national body (including without limitation the European Union), any governmental or regulatory authority, agency, commission, subdivision or any other such entity.

     "Group" shall mean Sexauer, Trayco and all of the subsidiaries of either Sexauer or Trayco, taken as a whole.

     "Group Member" shall mean, individually, Sexauer, Trayco and each of the subsidiaries of either Sexauer or Trayco.

     "Hazardous Substance" shall mean (i) any petroleum products, explosives, alcohols, chemical solvents, polychlorinated biphenyls ("PCBs") or related or similar materials, (ii) any substance, waste, material or good defined as hazardous, radioactive, extremely hazardous, toxic or dangerous, or as a pollutant or contaminant, under any Environmental Law, or by any federal, state or municipal government or governmental agency, (iii) nuclear fuel or materials, chemical waste or known human carcinogens, and (iv) any asbestos, asbestos-containing substances or urea formaldehyde insulation.

     "HSR Act" shall mean the Hart-Scott Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder.

     "Income Tax(es)" shall mean any Tax imposed on or measured by gross or net income or net worth and commonly referred to as an income tax in the relevant taxing jurisdiction, excluding any state or local gross receipts or business or occupational taxes and excluding state or local franchise taxes imposed solely by reason of the place of formation of an entity.

     "Indemnification Matter" shall mean any matter in which either Buyer or Seller or any Buyer Indemnitee or Seller Indemnitee reasonably believes that such party has a claim for Losses in respect of which indemnity may be sought pursuant to Sections 9 or 12 hereof.

     "Indemnified Party" shall have the meaning assigned thereto in Section 9.4(a) of this Agreement.

     "Indemnitor" shall have the meaning assigned thereto in Section 9.4(a) of this Agreement.

     "Intellectual Property" shall have the meaning assigned thereto in Section 5.14(a) of this Agreement.

     "IRS" shall mean the Internal Revenue Service.

     "Knowledge" or words of similar effect shall mean the actual knowledge of the officers of Seller and shall mean the actual knowledge of Messrs. Silva, Sbezzi and Pescoslido at the Company after reasonable inquiry of the appropriate personnel at Seller and the Company.

     "Laws" shall mean all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, its political subdivisions or of any Governmental Body.

     "Leased Real Property" shall have the meaning assigned thereto in Section 5.9(b) of this Agreement.

     "Liabilities" shall mean any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due, or contingent liabilities relating to activities of the Company or the conduct of its business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect hereof have been asserted as of such date.

     "Lien" shall mean any restriction on voting or transfer or pledge, easement, right of way, mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

     "LIFO Inventory Reserve" shall mean the inventory reserve of the Company on a last in, first out basis.

     "Liquidated Claim Notice" shall have the meaning assigned thereto in
Section 9.4(a) of this Agreement.

     "Litigation Condition" shall have the meaning assigned thereto in Section 9.6(a) of this Agreement.

     "Losses" shall have the meaning assigned thereto in Section 9.1 of this Agreement.

     "Management Agreement" shall mean that certain Service and Management Agreement dated as of March 1, 1988, as amended, and February 1, 1999, by and between Patterson Planning and the Company.

     "Material Adverse Effect" shall mean any event or condition individually or in the aggregate that has or that is reasonably likely to have a material adverse effect (i) on the business, financial condition, operating results, properties or the assets and liabilities of the Company taken as a whole or (ii) on the Company's ability to perform any of its obligations under this Agreement.

     "Owned Real Property" shall have the meaning assigned thereto in Section 5.9(a) of this Agreement.

     "Patterson Planning" shall mean Patterson Planning & Services, Inc., an Affiliate of Seller.

     "Permit" shall mean any license, franchise, permit, consent, concession, order, approval, authorization or registration from, of or with a Governmental Body.

     "Permitted Liens" shall mean:

          (a) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings (which suspend the collection of such Taxes), provided that adequate reserves with respect to contested taxes and ancillary charges are maintained on the books of any Group Member;

          (b) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

          (c) easements, rights-of-way, restrictions and other similar encumbrances (excluding monetary liens) incurred prior to the date of this Agreement in the ordinary course of business which, in the case of such encumbrances on the assets or properties of any Group Member, do not materially detract from the value of any such properties or assets or materially interfere with or materially and adversely affect any present use of such properties or assets or render title unmarketable;

          (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue or which are being contested in good faith by appropriate proceedings (which suspend the performance under such obligations);

          (e) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (f) statutory Liens on the property of any Group Member in favor of landlords securing leases; and

          (g) Liens in existence on the Closing Date listed on Schedule 5.8 hereto.

     "Person" shall mean any natural person, corporation, partnership, proprietorship, joint venture association, trust or other legal entity.

     "Phantom Stock Plan" shall have the meaning assigned thereto in Section 3.8 of this Agreement.

     "Premium Credit Amount" shall mean the amount of premiums in respect of Seller's Health Plan and in respect of Employees for the month in which the Closing occurs multiplied by a fraction, the numerator of which is the number of days remaining in such month after the Closing Date and the denominator of which is the number of days in such month. The parties understand and agree that in the event the Closing Date occurs on the last day of a month, then the Premium Credit Amount shall be zero.

     "Purchase Price" shall have the meaning assigned thereto in Section 1.3 of this Agreement.

     "RCRA" means the Federal Resource Conservation and Recovery Act of 1976, 42 U.S.C. (S)6901 et seq.
                  -- ---

     "Real Property" shall have the meaning assigned thereto in Section 5.9(b) of this Agreement.

     "Real Property Leases" shall have the meaning assigned thereto in Section 5.9(b) of this Agreement.

     "Retro-Premium Insurance Amounts" shall mean any liability or other obligation paid by Seller (or any Affiliate of Seller) and not reimbursed by a Group Member on or prior to the Closing for any additional premiums and expenses on retrospective adjustments, or amounts due under self insurance retentions under any policies of insurance maintained by Seller (or any Affiliate of the Seller) for the benefit of any Group Member attributable to events or occurrences on or prior to the Closing Date.

     "Seller" shall mean The Dyson-Kissner-Moran Corporation, a Delaware corporation.

     "Seller Indemnitees" shall have the meaning assigned thereto in Section 9.2 of this Agreement.

     "Seller Tax Period" means any period, as to Federal Income Taxes only, that ends on or prior to the Closing Date.

     "Sexauer" shall mean J.A. Sexauer, Inc., a Delaware corporation.

     "Sexauer Canada" shall mean Sexauer, Ltd., an Ontario corporation.

     "Sexauer Shares" shall have the meaning assigned thereto in the introduction to this Agreement.

     "Shares" shall have the meaning assigned thereto in the introduction to this Agreement.

     "Taxes" shall have the meaning assigned thereto in Section 5.17(a) of this Agreement.

     "Tax Returns" shall have the meaning assigned thereto in Section 5.17(a) of this Agreement.

     "Third Party Claim" shall have the meaning assigned thereto in Section 9.6(a) of this Agreement.

     "Threshold" shall have the meaning assigned thereto in Section 9.3 of this Agreement.

     "Trademarks" shall have the meaning assigned thereto in Section 5.14(a) of this Agreement.

     "Trade Secrets" shall have the meaning assigned thereto in Section 5.14(c) of this Agreement.

     "Transaction Documents" shall mean this Agreement and each agreement, document and instrument executed and delivered pursuant to this Agreement.

     "Trayco" shall mean Trayco of S.C., Inc., a Delaware corporation.

     "Trayco Shares" shall have the meaning assigned thereto in the introduction to this Agreement.

     "Unliquidated Claim" shall have the meaning assigned thereto in Section 9.4(a) of this Agreement.

                        List of Exhibits and Schedules
                        ------------------------------

Schedule 1.3        Closing Balance Sheet Rules
Schedule 4.6        Letters of Credit and Performance and Bid Bonds
Schedule 5.1(b)     Foreign Qualification
Schedule 5.4        Subsidiaries
Schedule 5.6        Third Party Consents
Schedule 5.7        Liabilities/Financial Statements
Schedule 5.9        Real Property
Schedule 5.11       Litigation
Schedule 5.12       Absence of Certain Changes
Schedule 5.13       Material Adverse Changes
Schedule 5.14(a)    Trademarks and Tradenames
Schedule 5.15       Commitments
Schedule 5.16       Employee Matters
Schedule 5.17       Tax and Other Returns and Reports
Schedule 5.18       Compliance with Law
Schedule 5.19       Environmental Matters
Schedule 5.24       Relations with Customer and Suppliers
Schedule 5.25       Transactions with Affiliates
Schedule 5.26       Checking Accounts
Schedule 5.29       Insurance
Schedule 7.12       Retained Accounts

The aforementioned is a list of all omitted schedules. The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.